EXHIBIT (a)(1)
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock of
Superior Consultant Holdings Corporation
at $8.50 Net Per Share
by
ACS Merger Corp.
a Wholly-Owned Subsidiary of
Affiliated Computer Services, Inc.

       THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

       Pursuant to an Agreement and Plan of Merger, dated as of December 17, 2004 (the “Merger Agreement”), by and among Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), ACS Merger Corp., a Delaware corporation and a wholly owned subsidiary of ACS (the “Purchaser”), and Superior Consultant Holdings Corporation, a Delaware corporation (“Superior”), the Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Superior at a price of $8.50 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. Following the purchase by the Purchaser of shares of Superior common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Superior (the “Merger”), with Superior surviving the Merger as a wholly owned subsidiary of ACS. As a result of the Merger, each outstanding share of Superior common stock (other than shares owned by ACS, the Purchaser, Superior or any wholly owned subsidiary of ACS or Superior, or by any stockholder of Superior who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

      Superior’s board of directors has, at a meeting held on December 16, 2004, by the unanimous vote of all directors of Superior, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Superior and its stockholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (“DGCL”); (iii) declared that the Merger Agreement is advisable; (iv) resolved to recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt the Merger Agreement; (v) resolved to elect, to the extent permitted by applicable law, not to be subject to any takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender and Voting Agreements; and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL and any other applicable state takeover laws inapplicable to the Merger, ACS, the Purchaser, the acquisition of shares of Superior common stock pursuant to the Offer and the transactions contemplated by the Tender and Voting Agreements.

      The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) of the Offer shares of Superior common stock that, together with any shares of Superior common stock then owned by ACS or any wholly owned subsidiary of ACS (including the Purchaser), represent at least a majority of the “Fully Diluted Number of

Shares,” which is defined in the Merger Agreement as the sum of (i) all then-outstanding shares of Superior common stock, plus (ii) the number of shares of Superior common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of Superior, or upon the conversion of any security convertible into capital stock of Superior outstanding immediately prior to the acceptance of shares in the Offer; provided, that for purposes of clause (ii), that portion of any option, warrant or other right that is not vested or exercisable immediately prior to the acceptance of shares of Superior common stock in the Offer will not be deemed to be outstanding. The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase. The Offer is also subject to other conditions described in Section 13 — “Certain Conditions to the Offer.”

      Certain of Superior’s directors and officers have entered into Tender and Voting Agreements with ACS and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Superior, to tender all of their shares of Superior common stock, as well as any additional shares of Superior common stock that they may acquire, to the Purchaser in the Offer. The parties to these Tender and Voting Agreements have also agreed to vote all of their shares of Superior common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of November 30, 2004, the stockholders who executed Tender and Voting Agreements held in the aggregate 5,063,442 shares of Superior common stock, which represented approximately 48% of the outstanding shares of Superior common stock as of that date. The Tender and Voting Agreements provide that they terminate upon any termination of the Merger Agreement, and that the stockholders who executed Tender and Voting Agreements may terminate such agreement if the Merger Agreement is amended to decrease the Offer Price or change the form or mix of consideration to be paid for the Superior common stock in the Offer without the stockholder’s prior consent.

IMPORTANT

      Any stockholder of Superior who desires to tender all or any portion of such stockholder’s shares of Superior common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer that is enclosed with this Offer to Purchase in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Mellon Investor Services LLC (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer,” in each case prior to the Expiration Date of the Offer or (ii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Superior with shares of Superior common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

      Any stockholder of Superior who desires to tender shares of Superior common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer.”

      Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent and Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

85 Challenger Road
Ridgefield Park, NJ 07660
Call Toll Free: (866) 768-4955

		Page

Summary Term Sheet		4
Introduction		11
The Tender Offer		13
1.	Terms of the Offer	13
2.	Procedures for Tendering Shares of Superior Common Stock in the Offer	15
3.	Withdrawal Rights	19
4.	Acceptance for Payment and Payment for Shares of Superior Common Stock	19
5.	Certain Material United States Federal Income Tax Consequences	20
6.	Price Range of Shares of Superior Common Stock; Dividends on Shares of Superior Common Stock	23
7.	Effect of the Offer on the Market for Superior Common Stock; Nasdaq; Listing of Superior Common Stock; Exchange Act Registration of Superior Common Stock; Margin Regulations	23
8.	Certain Information Concerning Superior	25
9.	Certain Information Concerning the Purchaser and ACS	25
10.	Source and Amount of Funds	26
11.	Background of the Offer; Past Contacts, Negotiations and Transactions	26
12.	Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements	30
13.	Certain Conditions to the Offer	47
14.	Certain Legal Matters	50
15.	Fees and Expenses	52
16.	Miscellaneous	52

Schedule I — Directors and Executive Officers of the Purchaser and ACS		54

SUMMARY TERM SHEET

      We are ACS Merger Corp., and we are making an offer to purchase all of the outstanding shares of common stock of Superior Consultant Holdings Corporation (“Superior”). The following are some of the questions you, as a stockholder of Superior, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Superior shares?

      Our name is ACS Merger Corp. We are a Delaware corporation organized as a wholly owned subsidiary of Affiliated Computer Services, Inc. (“ACS”) for the sole purpose of making a tender offer for the outstanding shares of common stock of Superior. ACS, a FORTUNE 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning the Purchaser and ACS” for more information.

How many shares of Superior common stock are you offering to purchase?

      We are making an offer to purchase all of the outstanding shares of common stock of Superior. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer” for more information.

How much are you offering to pay for my shares of Superior common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

      We are offering to pay $8.50 per share, net to you, in cash (without interest) for each of your shares of Superior common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer” for more information.

Do you have the financial resources to pay for all of the shares of Superior common stock that you are offering to purchase?

      Yes. Our parent company, ACS, will contribute to us sufficient funds to pay for all of the shares of Superior common stock that are accepted for payment by us in our offer, and to make payments for all shares of Superior common stock that are not accepted for payment in our offer and that will be converted into the right to receive $8.50 per share in cash (without interest) in the merger described below following the successful completion of our offer. ACS expects to use cash available under its existing $1.5 billion revolving credit facility to make this contribution. Our offer is not conditioned upon any financing contingencies. See Section 10 — “Source and Amount of Funds” for more information.

Is your financial condition relevant to my decision whether to tender my shares of Superior common stock in your offer?

      No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of Superior common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of Superior common stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of Superior common stock in our offer;

•	our offer is not subject to any financing contingencies; and

•	ACS has sufficient availability under its existing $1.5 billion revolving credit facility to provide us with the amount of cash consideration payable to holders of Superior common stock in our offer and the merger described below.

      See Section 10 — “Source and Amount of Funds” for more information.

How long do I have to tender my shares of Superior common stock in your offer?

      Unless we extend our offer, you will have until 12:00 midnight, New York City time, on January 24, 2005, to tender your shares of Superior common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer.”

What are the most significant conditions to your offer?

      We are not obligated to purchase any shares of Superior common stock that are tendered in our offer unless, prior to the expiration of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of Superior common stock then owned by ACS or any wholly owned subsidiary of ACS (including us), represent at least a majority of the “fully diluted number of shares,” which is defined in the merger agreement as the sum of (i) all then-outstanding shares of Superior common stock, plus (ii) the number of shares of Superior common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of Superior, or upon the conversion of any security convertible into capital stock of Superior outstanding immediately prior to the acceptance of shares in the Offer; provided, that for purposes of clause (ii), that portion of any option, warrant or other right that is not vested or exercisable immediately prior to the acceptance of shares of Superior common stock in the Offer will not be deemed to be outstanding. The foregoing condition is referred to as the “minimum condition.”

      Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the accuracy of Superior’s representations and warranties in the merger agreement, the expiration or termination of the waiting period applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Superior’s compliance with its covenants set forth in the merger agreement, the absence of any material adverse effect on Superior since the date of the merger agreement, the absence of any order or injunction preventing or restraining our offer or the merger, and the absence of any legal proceeding involving a governmental body related to our offer or the merger. See Section 13 — “Certain Conditions to the Offer” for more information about these and other conditions to our offer.

      We can increase the offer price, waive any condition to our offer or make any other changes in the terms and conditions of our offer, subject to the following limitations. However, we would need to obtain Superior’s consent in order to (i) increase the minimum condition; (ii) change the form of consideration to be paid; (iii) reduce the price per share to be paid in our offer and the merger; (iv) change the number of shares of Superior common stock sought in our offer; (v) impose any additional material conditions to our offer; (vi) except for the extensions and/or subsequent offering periods described below, extend the expiration date of our offer beyond the initial expiration date; and (vii) amend any other terms of our offer in a manner materially adverse to Superior stockholders, when taken as a whole with all other changes and amendments. See Section 1 — “Terms of the Offer” for more information.

Under what circumstances can or must you extend your offer?

      We are permitted to (but not required to) extend our offer beyond its initial expiration date of January 24, 2005:

•	for additional periods of not more than 5 business days at a time (and not more than 15 business days in the aggregate) if any of the conditions to our offer have not been satisfied;

•	for any period required by any rule or regulation of the Securities and Exchange Commission applicable to our offer; and

•	after the initial offer closes, for a subsequent offering period of three to 20 business days in order to acquire at least 90% of the outstanding number of shares of Superior common stock as of that date.

      In addition, we are required, upon the written request of Superior, if any condition to our offer has not been satisfied or waived, to extend our offer from time to time for such period of time (not more than 15 business days) as Superior requests if ACS reasonably believes that the unmet conditions are reasonably capable of being satisfied in such period. See Section 1 — “Terms of the Offer” for more information.

How will I be notified if you extend your offer?

      If we extend our offer, we will inform the Depositary, Mellon Investor Services LLC, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 — “Terms of the Offer” for more information.

How do I tender my shares of Superior common stock in your offer?

      To tender all or any portion of your shares of Superior common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees and any other required documents, to the Depositary, Mellon Investor Services LLC, or tender your shares using the book-entry procedure described in Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer,” prior to the expiration of our offer.

      If you hold your shares of Superior common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Superior common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

      If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of Superior common stock in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer” for more information.

May I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

      Yes. You may withdraw some or all of the shares of Superior common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by February 21, 2005, you may withdraw them at any time after February 21, 2005. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 — “Terms of the Offer” and Section 3 — “Withdrawal Rights” for more information.

How do I withdraw my previously tendered shares?

      To withdraw any shares of Superior common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 — “Terms of the Offer” and Section 3 — “Withdrawal Rights” for more information.

Has Superior’s board of directors approved your offer?

      Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2004, by and among ACS, Superior and us. Superior’s board of directors has, by the unanimous vote of all directors of Superior:

•	determined that the merger agreement and the transactions contemplated thereby, including our offer and the merger, are fair to and in the best interests of Superior and its stockholders;

•	approved and adopted the merger agreement and the transactions contemplated thereby, including our offer and the merger, in accordance with the requirements of Delaware law;

•	declared that the merger agreement is advisable;

•	resolved to recommend that Superior’s stockholders accept our offer and tender their shares of Superior common stock pursuant to our offer and, to the extent necessary under applicable law to accomplish the merger, adopt the merger agreement;

•	resolved to elect, to the extent permitted by applicable law, not to be subject to any takeover laws and regulations of any jurisdiction that may purport to be applicable to the merger agreement or the tender and voting agreements; and

•	irrevocably taken all necessary steps to render Section 203 of the Delaware General Corporation Law and any other applicable state takeover laws inapplicable to us, the merger, ACS, the acquisition of shares of Superior common stock pursuant to our offer and the transactions contemplated by the tender and voting agreements.

      Accordingly, Superior’s board of directors unanimously recommends that you accept our offer and tender your shares of Superior common stock pursuant to our offer and, if required, vote to adopt the merger agreement.

      The factors considered by Superior’s board of directors in making the determinations and the recommendation described above will be described in Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and will be mailed to the stockholders of Superior with this Offer to Purchase.

      William Blair & Company, L.L.C., which acted as the financial advisor to Superior’s board of directors, delivered an opinion to Superior’s board of directors, dated December 16, 2004, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the offer price to be paid to stockholders whose shares of Superior common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair, from a financial point of view, to the holders of shares of Superior common stock. Stockholders of Superior are urged to, and should, carefully read Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the opinion of William Blair & Company, L.L.C. in their entirety.

Have any stockholders of Superior already agreed to tender their shares in your offer?

      Yes. As noted above, certain of Superior’s directors and officers have entered into tender and voting agreements with ACS and us pursuant to which they have agreed, in their respective capacities as stockholders of Superior, to tender all of their shares of Superior common stock, as well as any additional shares of Superior common stock which they may acquire, to us in our offer. The parties to these tender and voting agreements have also agreed to vote all of their shares of Superior common stock in favor of adoption of the merger agreement and otherwise in favor of the merger. As of November 30, 2004, the stockholders who executed tender and voting agreements held in the aggregate

5,063,442 shares of Superior common stock, which represented approximately 48% of the outstanding shares of Superior common stock as of that date. The tender and voting agreements provide that they terminate upon any termination of the merger agreement, and that the stockholders who executed these agreements may terminate them if the merger agreement is amended to decrease the offer price or change the form or mix of consideration to be paid for the Superior common stock in our offer without the stockholder’s prior consent.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Superior common stock in your offer?

      If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into Superior. As a result of that merger, (i) all of the outstanding shares of Superior common stock that are not tendered in our offer, other than shares that are owned by ACS, Superior or us (or any wholly owned subsidiary of ACS or Superior) and any shares that are owned by any stockholder of Superior who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $8.50 per share in cash (without interest) and (ii) all of our issued and outstanding shares of capital stock which are owned by ACS will be converted into one share of Superior common stock, as a result of which ACS will own all of the issued and outstanding shares of Superior.

      Our obligation to merge with Superior following the successful completion of our offer is conditioned on the adoption of the merger agreement by Superior’s stockholders under Delaware law (if required), the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal, the receipt of all material consents and filings with any governmental body, and the expiration or termination of any waiting period under applicable antitrust laws. If we successfully complete our offer, we will hold a sufficient number of shares of Superior common stock to ensure the requisite adoption of the merger agreement by Superior stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Superior common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to Superior’s board of directors?

      If we successfully complete our offer, under the merger agreement we are entitled to designate at least a majority of the members of Superior’s board of directors. In such case Superior has agreed (to the extent requested by ACS) to use commercially reasonable efforts to either increase the size of the board of directors of Superior or secure the resignations of such number of directors as is necessary to enable ACS’ designees to be elected to its board of directors in such number as is proportionate to ACS’ share ownership. Therefore, if we successfully complete our offer, ACS will obtain control over the management of Superior shortly thereafter. However, we and ACS have also agreed in the merger agreement that Superior will ensure that at least three of the members of Superior’s board of directors, at all times prior to the completion of the merger, are individuals who were independent directors of Superior on December 17, 2004, the date of the merger agreement, for purposes of the continued voting requirements of the Nasdaq National Market (“independent directors”). After the election or appointment of the directors designated by ACS to Superior’s board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the majority of individuals who are independent directors of Superior will be required to authorize any of the following actions of Superior, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Superior common stock (other than ACS or us): (i) any amendment of the merger agreement or the certificate of incorporation or bylaws of Superior; (ii) any termination of the merger agreement by Superior; (iii) any extension by Superior of the time for the performance of any of the obligations or other acts of ACS or us; or (iv) any waiver of any of Superior’s rights under the merger agreement or other action adversely affecting the rights of Superior’s stockholders. See Section 12 — “Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements” for more information.

If I decide not to tender my shares of Superior common stock in your offer, how will your offer affect my shares?

      If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

      If we successfully complete our offer, then until such time thereafter as we complete the merger, the number of stockholders of Superior and the number of shares of Superior common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of Superior common stock may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and Superior may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 — “Effect of the Offer on the Market for Superior Common Stock; Nasdaq Listing of Superior Common Stock; Exchange Act Registration of Superior Common Stock; Margin Regulations)” and Section 12 — “Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements” for more information.

Are appraisal rights available in either your offer or the merger?

      Appraisal rights are not available in connection with our offer. However, if you choose to not tender your shares of Superior common stock in our offer and we purchase shares of Superior common stock in our offer, appraisal rights will be available to you in connection with our merger with and into Superior. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares as of December 16, 2004, the date prior to public announcement of the proposed transaction with ACS. This value may be more or less than the $8.50 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the Merger. See Section 12 — “Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements” for more information.

What are the United States federal income tax consequences of having my shares of Superior common stock accepted for payment in your offer or receiving cash in the merger?

      The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a U.S. stockholder having shares of Superior common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). See Section 5 — “Certain Material United States Federal Income Tax Consequences” for more information.

      Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of Superior common stock?

      On December 17, 2004, the last trading day before ACS and Superior announced that they had entered into the merger agreement, the last sale price of shares of Superior common stock reported on the Nasdaq National Market was $6.45 per share; therefore, the offer price of $8.50 per share represents a premium of approximately 32% over the closing price of Superior shares before announcement of the merger agreement. On December 22, 2004, the last full trading day prior to the commencement of our offer, the last sale price of shares of Superior common stock reported on the Nasdaq National Market was $8.45 per share. We advise you to obtain a recent quotation for shares of

Superior common stock when deciding whether to tender your shares in our offer. See Section 6 — “Price Range of Shares of Superior Common Stock; Dividends on Shares of Superior Common Stock” for more information.

Whom can I contact if I have questions about your offer?

      You should contact the Information Agent for our offer at its address and telephone number listed below if you have any questions about our offer.

The Information Agent and Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

85 Challenger Road Ridgefield
Park, NJ 07660
Call Toll Free: (866) 768-4955

To: The Holders of Common Stock of Superior Consultant Holdings Corporation:

INTRODUCTION

      ACS Merger Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Superior Consultant Holdings Corporation, a Delaware corporation (“Superior”), at a price of $8.50 per share, net to the seller in cash (without interest thereon) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.

      Tendering Superior stockholders whose shares of Superior common stock are registered in their own names and who tender their shares directly to Mellon Investor Services LLC, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of Superior who holds shares of Superior common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s shares to the Purchaser in the Offer.

      The Purchaser will pay all fees and expenses of the Depositary and Mellon Investor Services LLC, which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 — “Fees and Expenses” for more information.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2004, by and among ACS, the Purchaser and Superior (the “Merger Agreement”) pursuant to which, following the purchase by the Purchaser of shares of Superior common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Superior (the “Merger”), with Superior surviving the Merger as a wholly owned subsidiary of ACS. As a result of the Merger, each outstanding share of Superior common stock (other than shares owned by ACS, the Purchaser, Superior or any wholly owned subsidiary of ACS or Superior, or by any stockholder of Superior who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 — “Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements” for more information.

      Superior’s board of directors has, at a meeting held on December 16, 2004, by the unanimous vote of all directors of Superior, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Superior and its stockholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (“DGCL”); (iii) declared that the Merger Agreement is advisable; (iv) resolved to recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt the Merger Agreement; (v) resolved to elect, to the extent permitted by applicable law, not to be subject to any takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender and Voting Agreements; and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL and any other applicable state takeover laws inapplicable to the Merger, ACS, the Purchaser, the acquisition of shares of Superior common stock pursuant to the Offer and the transactions contemplated by the Tender and Voting Agreements.

      The factors considered by Superior’s board of directors in making the determinations and the recommendation described above are described in Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and will be mailed to the stockholders of Superior with this Offer to Purchase.

      William Blair & Company, L.L.C., which acted as the financial advisor to Superior’s board of directors, delivered an opinion to Superior’s board of directors, dated December 16, 2004, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of Superior common stock in the Merger was fair, from a financial point of view, to the holders of shares of Superior common stock. Stockholders of Superior are urged to, and should, carefully read Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the opinion of William Blair & Company, L.L.C. in their entirety.

      The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) shares of Superior common stock that, together with any shares of Superior common stock then owned by ACS or any wholly owned subsidiary of ACS (including the Purchaser), represent at least a majority of the “Fully Diluted Number of Shares,” which is defined in the Merger Agreement as the sum of (i) all then-outstanding shares of Superior common stock, plus (ii) the number of shares of Superior common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of Superior, or upon the conversion of any security convertible into capital stock of Superior outstanding immediately prior to the acceptance of shares in the Offer; provided, that for purposes of clause (ii), that portion of any option, warrant or other right that is not vested or exercisable immediately prior to the acceptance of shares of Superior common stock in the Offer will not be deemed to be outstanding. The foregoing condition is referred to as the “Minimum Condition.” The Offer is also subject to other conditions described in Section 13 — “Certain Conditions to the Offer.”

      Certain of Superior’s directors and officers of Superior have entered into Tender and Voting Agreements with ACS and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Superior, to tender all of their shares of Superior common stock, as well as any additional shares of Superior common stock which they may acquire, to the Purchaser in the Offer. The parties to these Tender and Voting Agreements have also agreed to vote all of their shares of Superior common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of November 30, 2004, the stockholders who executed Tender and Voting Agreements held in the aggregate 5,063,442 shares of Superior common stock, which represented approximately 48% of the outstanding shares of Superior common stock as of that date. The Tender and Voting Agreements provide that they terminate upon any termination of the Merger Agreement. See Section 12 — “Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements” for more information.

      Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of Superior common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of greater than 50% of the outstanding shares of Superior common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Superior common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of Superior common stock, under applicable law, the Purchaser and ACS will be able to complete the Merger without adoption of the Merger Agreement by the holders of Superior common stock. In such event, under the terms of the Merger Agreement, ACS, the Purchaser and Superior have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting. See Section 12 — “Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements” for more information.

      Superior has informed the Purchaser that, as of November 30, 2004, there were: (i) 10,551,530 shares of Superior common stock issued and outstanding; (ii) 3,931,441 shares of Superior common stock subject to outstanding options (of which 2,854,145 are exercisable or are expected to become exercisable (other than by reason of the Merger) on or before April 30, 2005); (iii) 860,800 shares of Superior common stock subject to outstanding warrants to purchase shares of Superior common stock from Superior (all of which are exercisable); and (iv) no shares of Superior common stock issuable upon the conversion of outstanding Superior securities (other than the options and warrants described above). Based upon the foregoing, the Minimum Condition will be satisfied if 7,133,239 shares of Superior common stock are validly tendered and not withdrawn prior to the Expiration Date of the Offer.

      Certain material U.S. federal income tax consequences of the sale of the shares of Superior common stock purchased by the Purchaser pursuant to the Offer and the conversion of shares of Superior common stock pursuant to the Merger are described in Section 5 — “Certain Material United States Federal Income Tax Consequences.”

      If, between the date of the Merger Agreement and the date on which any particular share of Superior common stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Superior common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share will be appropriately adjusted.

      This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

      Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of Superior common stock that are validly tendered on or prior to the Expiration Date of the Offer and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 — “Withdrawal Rights.” The term “Expiration Date” as used in this Offer to Purchase means 12:00 midnight, New York City time, on January 24, 2005, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date of the Offer as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

      The Offer is initially scheduled to expire at midnight, New York City time, which is 20 business days following the date of the commencement of the Offer. However, the Purchaser may, without the consent of Superior, from time to time, (i) extend the Offer for one or more periods of not more than five business days, not to exceed an aggregate of 15 business days if, at the scheduled Expiration Date, the Minimum Condition or any other conditions to the Offer provided for in the Merger Agreement (the “Offer Conditions”) have not been satisfied or waived until such time as such conditions are satisfied or waived to the extent permitted by the Merger Agreement; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer; or (iii) extend the Offer for one subsequent offering period (as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for three to 20 business days in order to acquire at least 90% of the outstanding shares of Superior common stock or otherwise. Under the terms of the Merger Agreement, upon the written request of Superior, the Purchaser is obligated to extend the Offer for such period of time (not to exceed 15 business days) as Superior requests if, as of the Expiration Date, the Offer Conditions have not been satisfied, but ACS reasonably believes that such conditions are reasonably capable of being satisfied in such period.

      Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer. However, without Superior’s prior written consent, which may be withheld in its sole discretion: (i) the Minimum Condition may not be increased; and (ii) no change may be made to the form of consideration to be paid, that reduces the Offer Price to be paid to Superior stockholders or imposes any additional material conditions to the Offer, or that changes the number of shares of Superior common stock sought in the Offer. Furthermore, without the prior written consent of Superior, which may not be unreasonably withheld, delayed or conditioned (A) except for the extensions and/or subsequent offering periods provided for below, no change may be made that extends the expiration date of the Offer beyond the initial expiration date of the Offer; and (B) no change may be made that amends any other terms of the Offer in a manner materially adverse to Superior stockholders, when taken as a whole with all other changes and amendments. Under no circumstances will interest be paid on the Offer Price for tendered shares of Superior common stock, regardless of any extension of or amendment to the Offer or any delay in paying for any shares.

      If by 12:00 midnight, New York City time, on January 24, 2005 (or by any other time and date then scheduled as the Expiration Date of the Offer), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to increasing the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Superior common stock that have been validly tendered and not withdrawn prior to the Expiration Date of the Offer; (ii) extend the Offer and, subject to the right of holders of shares of Superior common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date of the Offer, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended; (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer; or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Superior common stock and return all previously tendered shares to the owners of such shares.

      The rights reserved by the Purchaser described in the two preceding paragraphs are in addition to its rights pursuant to Section 13 — “Certain Conditions to the Offer.” Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of shares of Superior common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

      In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

      Under Rule 14d-11 of the Exchange Act, and subject to the conditions described in the following paragraph of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date of the Offer, of not fewer than three business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time following the Expiration Date of the Offer and the acceptance for payment of, and the payment for, any shares of Superior common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, during which holders of shares of Superior common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of Superior common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of Superior common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, net to the holders thereof in cash. Holders of shares of Superior common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

      Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial 20 business day period of the Offer has expired; (ii) the Purchaser offers the same form and amount of consideration for shares of Superior common stock in the subsequent offering period that was offered in the Offer; (iii) the Purchaser immediately accepts and promptly pays for all shares of Superior common stock that are validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer; (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Superior common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date of the Offer and immediately begins the subsequent offering period; and (v) the Purchaser immediately accepts and promptly pays for shares of Superior common stock as they are tendered during the subsequent offering period.

      The Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

      Superior has instructed its stock transfer agent to provide the Purchaser with a list and security position listings of Superior’s stockholders for the purpose of disseminating the Offer to holders of shares of Superior common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Superior common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Superior’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Superior common stock.

2.	Procedures for Tendering Shares of Superior Common Stock in the Offer

Valid Tender

      For a stockholder to validly tender shares of Superior common stock in the Offer:

•	the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer;

•	in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Date of the Offer; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date of the Offer.

      The valid tender of shares of Superior common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

      The method of delivery of shares of Superior common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of Superior common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

      The Depositary will establish an account with respect to the shares of Superior common stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of Superior common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Superior common stock that such participant has received the Letter of Transmittal; (ii) the participant agrees to be bound by the terms of the Letter of Transmittal; and (iii) the Purchaser may enforce such agreement against such participant.

      Although delivery of shares of Superior common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

      No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Superior common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Superior common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of Superior common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Superior common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Superior common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See the instructions to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Superior common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Superior common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See the instructions to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

      If a stockholder desires to tender shares of Superior common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date of the Offer, such stockholder may tender such shares of Superior common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer; and

•	either (i) the certificates representing shares of Superior common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (A) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (B) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the Nasdaq National Market is open for business.

      The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

      Notwithstanding any provision hereof, in all cases payment for shares of Superior common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•	the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

      Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Superior common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Superior common stock being tendered in the Offer are actually received by the Depositary.

      Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of Superior common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

      By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a stockholder tendering shares of Superior common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of Superior common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of Superior common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Superior common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of Superior common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Superior common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Superior common stock and other securities or rights in respect of any annual, special or adjourned meeting of Superior’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of Superior common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Superior common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of Superior common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Superior common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Superior common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, ACS, Superior, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

      In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a U.S. stockholder whose shares of Superior common stock are accepted for payment in the Offer must provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding. The current rate of backup withholding is 28%. All U.S. stockholders tendering shares of Superior common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certifications necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, provided such stockholders complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase. Non-U.S. stockholders should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding or other applicable form, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See the instructions to the Letter of Transmittal enclosed with this Offer to Purchase.

3.	Withdrawal Rights

      Except as otherwise provided in this Section 3, tenders of shares of Superior common stock in the Offer are irrevocable. Shares of Superior common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date of the Offer and shares that are tendered may also be withdrawn at any time after February 21, 2005 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

      For a withdrawal of shares of Superior common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, ACS, Superior, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals of shares of Superior common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date of the Offer by following one of the procedures described in Section 2 hereof.

4.	Acceptance for Payment and Payment for Shares of Superior Common Stock

      On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and will pay for, all shares of Superior common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of Superior common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

      In all cases, payment for shares of Superior common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer” under the caption “Signature Guarantees”); or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer” under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

      Accordingly, stockholders tendering shares of Superior common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

      The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Superior common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Superior common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of Superior common stock have been accepted for payment in the Offer.

      Under no circumstances will interest be paid on the Offer Price for shares of Superior common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

      If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of Superior common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of Superior common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 — “Withdrawal Rights.”

      If any shares of Superior common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.	Certain Material United States Federal Income Tax Consequences

      The following is a summary of certain United States federal income tax consequences relevant to stockholders who receive cash in the Offer or the Merger. No advance tax ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of any of the transactions described herein. This discussion is limited to stockholders who hold shares of Superior common stock as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “IRC”).

      This description is based on currently existing provisions of the IRC, existing and temporary Treasury regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. The foregoing description may not be applicable with respect to shares of Superior common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of Superior common stock who are subject to special tax treatment under the IRC — such as insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, or certain U.S. expatriates — and may not apply to a holder of shares of Superior common stock in light of individual circumstances, such as holding shares of Superior common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

      If a partnership holds shares of Superior common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding shares of Superior common stock should consult its tax advisors.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES RELEVANT TO STOCKHOLDERS WHO RECEIVE CASH IN THE OFFER OR THE MERGER, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

      As used herein, the term “U.S. stockholder” means a beneficial owner of shares of Superior common stock that is, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents), (b) a corporation (or other entity electing to be taxed as an association) created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (1) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. stockholder” is a beneficial owner of Superior common shares that is not a U.S. stockholder.

      The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the IRC, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of Superior common stock are accepted for payment in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the U.S. stockholder in the Offer or the Merger and the stockholder’s aggregate adjusted tax basis in the shares tendered by the U.S. stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be.

      If shares of Superior common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for such shares exceeds one year. In the case of a tendering non-corporate U.S. stockholder, long-term capital gains may be subject to tax at a lower United States federal income tax rate. In addition, there are limits on the deductibility of capital losses.

      In general, gain recognized by a Non-U.S. stockholder on shares of Superior common stock that are tendered in the Offer will not be subject to United States federal income tax unless such gain is effectively connected with a trade or business in the United States of such Non-U.S. stockholder (and, if an income tax treaty applies, such gain is attributable to a U.S. “permanent establishment” maintained by the Non-U.S. stockholder). However, a Non-U.S. stockholder may be subject to United States federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such gain if the Non-U.S. stockholder is an individual deemed to be present in the United States for 183 days or more during the taxable year including the receipt of cash pursuant to the Offer or the Merger, if certain other requirements are met.

      If a Non-U.S. stockholder is engaged in a trade or business in the United States and if gain on shares of Superior common stock that are tendered in the Offer is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a “permanent establishment” maintained by the Non-U.S. stockholder), the Non-U.S. stockholder will be subject to tax on such gain in the same manner as if the stockholder were a U.S. stockholder. In addition, if such stockholder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or applicable lower treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

      A stockholder that tenders shares of Superior common stock in the Offer may be subject to 28% backup withholding unless such stockholder provides such stockholder’s taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and, in the case of an exempt stockholder, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of Superior common stock are accepted for payment in the Offer that does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 — “Procedures for Tendering Shares of Superior Common Stock in the Offer” under the caption “Backup Withholding.” Each U.S. stockholder that is tendering shares of Superior common stock in the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Non-U.S. stockholders should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or other applicable form, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

      If backup withholding applies to a stockholder that is tendering shares of Superior common stock in the Offer, the Depositary is required to withhold 28% under current law of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the United States Internal Revenue Service.

      STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.	Price Range of Shares of Superior Common Stock; Dividends on Shares of Superior Common Stock

      Shares of Superior common stock are listed on the Nasdaq National Market under the symbol “SUPC,” and have been listed on the Nasdaq National Market at all times since October 10, 1996. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of Superior common stock on the Nasdaq National Market.

	High	Low

Fiscal Year Ending December 31, 2004
Fourth Quarter (through December 22), 2004	$8.45	$6.24
Third Quarter	$6.55	$5.80
Second Quarter	$6.36	$5.57
First Quarter	$6.05	$4.09
Fiscal Year Ended December 31, 2003
Fourth Quarter	$5.65	$4.00
Third Quarter	$5.50	$2.85
Second Quarter	$3.52	$1.98
First Quarter	$3.26	$2.41
Fiscal Year Ended December 31, 2002
Fourth Quarter	$3.29	$1.77
Third Quarter	$5.70	$2.80
Second Quarter	$7.00	$5.00
First Quarter	$8.86	$5.41

      On December 17, 2004, the last trading day before ACS and Superior announced that they had entered into the Merger Agreement, the last sale price of shares of Superior common stock reported on the Nasdaq National Market was $6.45 per share; therefore, the Offer Price of $8.50 per share represents a premium of approximately 32% over such price. On December 22, 2004, the last full trading day prior to the commencement of the Offer, the last sale price of shares of Superior common stock reported on the Nasdaq National Market was $8.45 per share. Stockholders are urged to obtain current market quotations for shares of Superior common stock before making a decision with respect to the Offer.

      Superior has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, Superior is not permitted to declare or pay dividends in respect of shares of its common stock.

7.	Effect of the Offer on the Market for Superior Common Stock; Nasdaq Listing of Superior Common Stock; Exchange Act Registration of Superior Common Stock; Margin Regulations

Effect of the Offer on the Market for Superior Common Stock

      The purchase of shares of Superior common stock in the Offer will reduce the number of holders of shares of Superior common stock and the number of shares of Superior common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Superior common stock held by the public.

Nasdaq Listing of Superior Common Stock

      ACS intends to cause all shares of Superior common stock to be delisted from the Nasdaq National Market promptly upon completion of the Merger.

      Even if the Merger is not completed, if shares of Superior common stock are accepted for payment in the Offer, Superior may no longer meet the requirements for continued listing on the Nasdaq National Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of Superior common stock for listing on the Nasdaq National Market if, among other possible grounds:

•	the number of publicly held shares of Superior common stock falls below 750,000 (not taking into consideration shares of Superior common stock that are held by directors or officers of Superior, or by any beneficial owner of more than 10% of the shares of Superior common stock);

•	the total number of beneficial holders of round lots of shares of Superior common stock falls below 400;

•	the market value of publicly held shares of Superior common stock over a 30-consecutive business day period is less than $5,000,000; or

•	fewer than two market makers remain.

      According to Superior, as of November 30, 2004, there were 10,551,530 shares of its common stock outstanding. If, as a result of the purchase of shares of Superior common stock in the Offer or otherwise, the shares of Superior common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for Superior common stock will be adversely affected.

      If Nasdaq were to delist shares of Superior common stock, the market for shares of Superior common stock would be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for Superior common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act and other factors.

Exchange Act Registration of Superior Common Stock

      Superior common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Superior to the Securities and Exchange Commission if shares of Superior common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Superior common stock under the Exchange Act would reduce the information required to be furnished by Superior to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to Superior, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of Superior’s stockholders and the related requirement of furnishing an annual report to Superior’s stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of Superior and persons holding restricted securities of Superior to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated if Superior common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause Superior to apply for termination of registration of Superior common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

Margin Regulations

      Shares of Superior common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Superior common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Superior common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Superior

General

      Superior is a Delaware corporation with its principal offices located at 5225 Auto Club Drive, Dearborn, Michigan 48126. Superior’s telephone number is (248) 386-8300. Superior was incorporated in Delaware on August 14, 1996. Superior is a leading national provider of Digital Business TransformationTM services to the healthcare industry that enable its clients to thrive in the information-driven economy and help them plan and execute better business strategies to meet their fiscal challenges while advancing clinical quality. Superior provides business process and information technology (“IT”) outsourcing, management and consulting services and assistance to healthcare organizations, including health plans and technology providers, with special emphasis on hospital systems and integrated delivery networks.

Available Information

      Superior is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning Superior’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Superior’s securities and any material interest of such persons in transactions with Superior is required to be disclosed in Superior’s proxy statements distributed to Superior’s stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information may be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

      Except as otherwise stated in this Offer to Purchase, the information concerning Superior contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and ACS do not have any knowledge that any such information is untrue, neither the Purchaser nor ACS takes any responsibility for the accuracy or completeness of such information or for any failure by Superior to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.	Certain Information Concerning the Purchaser and ACS

      The Purchaser is a Delaware corporation and a wholly owned subsidiary of ACS. The Purchaser was organized by ACS to acquire Superior and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by ACS. The principal office of the Purchaser is located at the same address as ACS’ principal office listed below, and its telephone number at that address is the same telephone number as ACS’ telephone number listed below.

      ACS is a Delaware corporation with its principal office located at 2828 North Haskell, Dallas, Texas 75204. ACS’ telephone number at that address is (214) 841-6111. ACS, a FORTUNE 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients.

      The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and ACS are listed in Schedule I to this Offer to Purchase.

      During the last five years, neither the Purchaser, ACS nor any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

      Except as described in this Offer to Purchase, neither the Purchaser, ACS nor any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of ACS, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Superior, and neither the Purchaser, ACS nor any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Superior during the past 60 days.

      Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by ACS with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or ACS, any of their respective subsidiaries or, to the knowledge of the Purchaser and ACS, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Superior or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of the Purchaser, ACS or, to the knowledge of the Purchaser and ACS, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Superior.

10.	Source and Amount of Funds

      The Offer is not conditioned on any financing contingencies.

      The total amount of funds required by the Purchaser to pay for all outstanding shares of Superior common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $125 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by ACS, either directly or through one or more wholly owned subsidiaries of ACS, to the Purchaser. ACS expects to use cash available under its existing $1.5 billion revolving credit facility to make this contribution.

      The Purchaser believes that the financial condition of ACS and its affiliates is not material to a decision by a holder of shares of Superior common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Superior common stock in connection with the Offer and the Merger; (ii) the Purchaser is offering to purchase all of the outstanding shares of Superior common stock in the Offer; (iii) the Offer is not subject to any financing contingencies; and (iv) ACS has sufficient availability under its existing $1.5 billion revolving credit facility to provide the Purchaser with the amount of cash consideration payable to holders of Superior common stock in the Offer and the Merger.

      ACS currently has an existing $1.5 billion revolving credit facility (the “Revolving Facility”), provided by Chase Bank, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and various other lenders, from which it intends to borrow the funds needed to contribute to the Purchaser to finance the acquisition of Superior. On December 21, 2004, ACS had approximately $1.1 billion available under the Revolving Facility. Funds borrowed would be at a stated interest rate of 2.68% and an effective interest rate of 2.72%. The lending commitments under the Revolving Facility are scheduled to terminate on October 27, 2009. The foregoing description of the Revolving Facility does not purport to be complete, and references to, and descriptions of, the Revolving Facility are qualified in their entirety by reference to the Revolving Facility, which is incorporated herein by reference, and a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Schedule TO.

11.     Background of the Offer; Past Contacts, Negotiations and Transactions

      The following information was prepared by ACS, the Purchaser and Superior. The information contained herein concerning Superior was provided by Superior, and neither ACS nor the Purchaser takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which ACS or the Purchaser or their respective representatives did not participate.

      In an effort to maximize stockholder value, Superior’s management and the board of directors of Superior have regularly considered a variety of business strategies, including the continued pursuit of growth, strategic alliances, acquisitions, and also a possible sale of Superior.

      At a meeting of the Superior board in February 2004, at the request of the Superior board, William Blair made a presentation regarding Superior’s financial performance and market conditions, Superior’s place in the market as a public company and strategic alternatives. The Superior board convened a discussion, facilitated by William Blair and its presentation, during which the Superior board acknowledged a need to identify ways to maintain Superior’s business momentum and enhance stockholder value in light of the challenges facing Superior as a micro-cap public company. The Superior board formed a working committee to evaluate Superior’s strategic options (the “Strategic Committee”) and engage William Blair as financial advisor to assist the Strategic Committee and the Superior board in this review. During February 2004, the Strategic Committee worked with William Blair and the management of Superior to evaluate Superior’s strategic options. The strategic options considered included remaining an independent public company, raising additional debt or equity capital, undertaking a corporate restructuring and being acquired. The Superior board discussed that Superior would need access to meaningful additional capital to support the continued growth of its outsourcing business. The Superior board also recognized that Superior would have access to only a limited amount of debt capital and that raising additional equity capital would be both expensive and dilutive to existing stockholders. In light of these factors, the Board determined that it would be in the best interests of Superior to more actively explore the possibilities of completing a business combination. In order to further its evaluation of strategic options, the Strategic Committee directed Superior’s senior officers and William Blair to commence a formal process to identify parties that might be interested in a transaction with Superior and to solicit proposals from these parties.

      The Strategic Committee discussed with representatives of William Blair and Superior’s outside corporate counsel, Sachnoff & Weaver, Ltd. (“S&W”), Superior’s performance and strategic options, and worked with William Blair to identify potential buyers to be contacted. The Strategic Committee worked with its advisors to identify the companies in the consulting, information technology and outsourcing industries in an effort to contact companies that might be interested in a transaction with Superior. After review and discussion, the Strategic Committee instructed William Blair to contact potential financial buyers and potential strategic buyers, including ACS, with the prior approval of a member of the Strategic Committee.

      In the course of its engagement as Superior’s financial advisor, William Blair contacted 39 potential interested parties. Superior and S&W negotiated and executed confidentiality agreements with 20 parties (including ACS) that expressed an interest in a possible transaction involving Superior. At the direction of the Strategic Committee, William Blair provided information packages regarding Superior to each such party. During this period, at the direction of the Strategic Committee, Superior’s management prepared (with the assistance of William Blair) a management presentation that included a review of Superior’s business, operations, strategy and prospects, and created a restricted access data room for due diligence. Three of the parties (including ACS) that executed confidentiality agreements with Superior and received information packages submitted preliminary indications of interest. As detailed in the following timeline of the Offer, these three parties met with Superior for management presentations and due diligence sessions.

      On August 17, 2004, William Blair received a preliminary indication of interest from John Rexford, ACS’ Executive Vice President, to acquire all of Superior’s outstanding common stock. This preliminary proposal contained an all cash offer at $7.00 per share.

      On August 18, William Blair received a preliminary indication of interest from a publicly traded outsourcing company (Party B). This preliminary proposal contained a valuation range that at the higher end exceeded ACS’ initial proposal, but indicated that a substantial, unspecified portion would be in stock.

      One information technology and outsourcing company (Party C) indicated to William Blair a strong desire to attend a management presentation by Superior and participate in the process, but did not present a formal indication of interest due to the need to obtain further internal approvals.

      On September 9, Richard Helppie, Charles Bracken, George Huntzinger, Richard Sorensen and Sue Synor of Superior made the management presentation to ACS. A subgroup of these persons also made a second management presentation to ACS on September 30.

      On October 1, Richard Helppie, Charles Bracken, George Huntzinger, Richard Sorensen and Sue Synor of Superior made a management presentation to Party C.

      On October 4, Richard Helppie, Charles Bracken, George Huntzinger, Richard Sorensen and Sue Synor of Superior made a management presentation to Party B.

      On October 7 and 8, representatives of ACS conducted due diligence in the data room and met with Richard Sorensen and Sue Synor of Superior.

      On October 11, Party C asked for more information and indicated its management committee would not meet until October 19.

      Between October 12 and October 22, ACS and Superior engaged in discussions concerning price and other material terms of the ACS proposal. On October 12, 2004, ACS submitted a revised proposal at $8.25 per share. Richard Helppie, Charles Bracken, George Huntzinger, Richard Sorensen and Sue Synor of Superior, representatives of William Blair and John Rexford participated in these discussions at various times.

      Also on October 12, Party B withdrew its indication of interest, indicating that Superior was not perceived as a good fit for strategic reasons.

      On October 13, the Strategic Committee discussed with William Blair the status of discussions with interested parties.

      On October 14, at the direction of the Strategic Committee, William Blair discussed with ACS the ACS proposal.

      On October 15, ACS engaged in additional negotiations with Superior and William Blair and requested exclusivity. During these discussions, ACS verbally increased their proposal to $8.50 per share. On that same date, Superior had conference call with Party C to discuss Party C’s additional information requests.

      On October 18, Superior received an unsolicited inquiry from a publicly traded healthcare information systems vendor (Party D).

      On October 19, Party C indicated that it would require additional time to arrange for internal approvals concerning submitting a preliminary indication of interest. That same day, the Strategic Committee met to discuss the status of negotiations.

      On October 20, Richard Helppie of Superior contacted ACS to discuss ACS’ proposal. The following day at the direction of the Strategic Committee, William Blair had further discussions with ACS concerning the ACS proposal.

      On October 22, ACS and William Blair discussed certain terms of ACS’ proposal, wherein ACS reiterated its request for exclusivity, and indicated that it might not pursue the transaction without an exclusivity agreement. At this meeting, of Superior ACS confirmed that its proposal would be to acquire all of the outstanding common stock of Superior for $8.50 per share in cash.

      On October 26, the Superior board held a meeting at which William Blair reviewed the results of its strategic and market evaluation. The Superior board also reviewed the status and nature of negotiations with all interested parties and discussed ACS’ request for exclusivity. In considering the ACS request for exclusivity, the Superior board determined that ACS’ proposal was the most attractive it had received and that discussions with ACS had proceeded to a more advanced state than those of the other interested parties. The Superior board then authorized senior management to agree to a period of exclusivity, through no longer than December 10, 2004, and to negotiate with ACS during this period in an effort to reach a definitive agreement upon the terms of ACS’ proposal as outlined for the board by senior management and William Blair.

      On November 1, Superior and ACS executed the exclusivity letter.

      On November 4, Party C contacted William Blair to indicate that they had completed their management committee deliberations and were interested in pursuing discussions for a transaction at $7.50 per share. Blair thanked Party C for their interest and indicated that neither Blair nor Superior were in a position to talk with Party C at that time.

      On November 5, S&W submitted a draft merger agreement to ACS and Fulbright & Jaworski L.L.P., ACS’ outside legal counsel.

      On or about November 10, Party D contacted Richard Helppie of Superior to indicate an interest in opening discussions. Mr. Helppie thanked Party D for their interest and indicated that Superior was not in a position to talk with Party D at that time.

      On or about November 19, an outsourcing company, which was one of the twenty parties that had executed a confidentiality agreement but who had told William Blair that they would not participate in a formal auction or bidding process (Party E), contacted William Blair to indicate that if the process was not proceeding well that they remained interested in discussing a transaction with Superior. William Blair thanked Party E for their interest and indicated that neither Blair nor Superior were in a position to talk with Party E at that time.

      On November 22, Fulbright & Jaworski submitted comments on the merger agreement to S&W. Thereafter, through the middle of December, the parties continued their on going discussions and due diligence examinations. During this time, representatives of ACS and its legal and accounting advisors conducted extensive due diligence on Superior’s business, including conducting meetings with Superior’s management and reviewing financial and legal documents provided by Superior. During this time, legal and financial representatives of ACS and Superior and their respective advisors discussed and negotiated on many occasions the proposed merger and related agreements. These negotiations covered all aspects of the transaction, including, among other things: the representations and warranties made by the parties; the restrictions on the conduct of the Superior’s business following execution and delivery of the Merger Agreement; the conditions to completion of the Offer and the Merger; the provisions regarding termination; the amount, triggers and payment of the termination fee and the consequences of termination; and the delivery and terms of the Tender and Voting Agreements.

      On December 8, members of Superior’s management updated the Superior board on the status of negotiations and a summary of outstanding issues, and provided the board with a substantially negotiated draft of the merger agreement that reflected the discussions to date.

      On December 10, the exclusivity letter expired without renewal, however, ACS and Superior continued negotiations towards the completion of a definitive Merger Agreement.

      On December 15, S&W distributed to the Superior board a substantially finalized draft of the merger agreement and related documents.

      At a meeting of the Superior board called on December 16, the Strategic Committee reported on the ACS negotiations and submitted its formal recommendation that the Superior board approve the transaction with ACS. At this meeting, S&W advised the Superior board of its fiduciary responsibilities in this context and answered questions. Next, William Blair made a presentation with respect to the financial aspects of the ACS proposal. William Blair then rendered its oral opinion to the Superior board (subsequently confirmed by delivery of a written opinion dated December 16, 2004) that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Superior’s common stock pursuant to the Offer and the Merger was fair from a financial point of view to such holders. William Blair’s opinion was provided to the Superior board for its information and addresses only the fairness of the consideration to be received by the holders of Superior’s common stock from a financial point of view, and does not address any other aspect of the Offer or Merger or constitute a recommendation to any stockholder as to whether such stockholder should tender its shares in the Offer. William Blair’s opinion did not address the merits of the underlying decision by Superior to enter into the Merger Agreement. Following Williams Blair’s presentation at the meeting, S&W summarized the salient terms and provisions of the Merger Agreement and answered questions. Following discussion, the Superior board unanimously approved the Merger Agreement.

      The following day, ACS’ board unanimously approved the Merger Agreement. Both Superior and ACS executed the Merger Agreement on December 17.

12.	Purpose of the Offer and the Merger; Plans for Superior; The Merger Agreement; The Tender and Voting Agreements; Other Agreements

Purpose of the Offer and the Merger

      The purpose of the Offer and Merger is to enable ACS to acquire the entire equity interest in, and thus control of, Superior. The Offer, as the first step in the acquisition of Superior, is intended to facilitate the acquisition of all of the outstanding shares of Superior common stock or, if fewer than all of the outstanding shares of Superior common stock are tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, such lesser number of shares of Superior common stock, subject to the conditions to the Offer described in Section 13 — “Certain Conditions to the Offer.” The purpose of the Merger is for ACS to acquire any and all outstanding shares of Superior common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for Superior

      If the Minimum Condition and the other conditions to the Offer described in Section 13 — “Certain Conditions to the Offer” have been satisfied and the Purchaser purchases the shares of Superior common stock that are tendered in the Offer, ACS intends and will have the right to designate representatives to Superior’s board of directors who will constitute at least a majority of the board of directors and therefore control Superior. Following successful completion of the Offer and the Merger, ACS intends to integrate Superior’s operations with those of ACS under the direction of ACS’ senior management. ACS’ principal reason for acquiring Superior is to gain provider healthcare subject matter expertise, experience with all major hospital information systems and new healthcare management talent. ACS intends to continue to review Superior and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

      The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and ACS in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies may be obtained, by following the procedures described in Section 8 — “Certain Information Concerning Superior.”

The Offer

      The Merger Agreement provides for the commencement of the Offer by the Purchaser as promptly as practicable, and within five business days, after the date of the Merger Agreement. The Purchaser’s obligation to accept for payment shares of Superior common stock that are tendered in the Offer is subject to the satisfaction or waiver, to the extent permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 — “Certain Conditions to the Offer.” The Purchaser may, in its sole discretion, increase the Offer Price to be paid to Superior stockholders, waive any of the conditions of the Offer or to make other changes in the terms and conditions of the Offer. However, without Superior’s prior written consent, which may be withheld in its sole discretion: (i) the Minimum Condition may not be increased; and (ii) no change may be made to the form of consideration to be paid, that reduces the Offer Price to be paid to Superior stockholders or that changes the number of shares of Superior common stock sought in the Offer, or imposes any additional material conditions to the Offer. Furthermore, without the prior written consent of Superior, which may not be unreasonably withheld, delayed or conditioned (A) except for the extensions and/or subsequent offering periods provided for below, no change may be made that extends the expiration date of the Offer beyond the initial expiration date of the Offer; and (B) no change may be made that amends any other terms of the Offer in a manner materially adverse to Superior stockholders, when taken as a whole with all other changes and amendments.

      The Offer is initially scheduled to expire at midnight, New York time, 20 business days following the date of the commencement of the Offer. However, the Purchaser may, without the consent of Superior, from time to time, (i) extend the Offer for one or more periods of not more than five business days, not to exceed an aggregate of 15 business days if, at the scheduled Expiration Date, any Offer Conditions have not been satisfied or waived until such time as such conditions are satisfied or waived to the extent permitted by the Merger Agreement; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer; or (iii) extend the Offer for one subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days in order to acquire at least 90% of the outstanding shares of Superior common stock or otherwise. Additionally, upon the written request of Superior, the Purchaser will extend the Offer for one or more periods not to exceed an aggregate of 15 business days, if, as of any Expiration Date, all of the Offer Conditions are not satisfied, but ACS reasonably believes that such conditions are reasonably capable of being satisfied in such period. However, the Purchaser is not required to extend the Offer beyond April 30, 2005.

      The Merger Agreement further provides that ACS and the Purchaser will comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, the Purchaser will accept for payment, and pay for, all shares of Superior common stock validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of the shares of Superior common stock for payment pursuant to the Offer and the Merger Agreement.

Top-Up Option

      Pursuant to the Merger Agreement, ACS and the Purchaser have an irrevocable option (the “Top-Up Option”) to purchase from Superior, at a price per share equal to the Offer Price, a number of shares of Superior common stock (the “Top-Up Option Shares”) that, when added to the number of any outstanding shares of Superior common stock owned by ACS or any wholly-owned subsidiary of ACS at the time of exercise of the Top-Up Option, constitutes one share of Superior common stock more than 90% of the number of shares of Superior common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by ACS or the Purchaser, in whole or in part, at any time on or after the first date on which the Purchaser accepts any shares of Superior common stock for payment pursuant to the Offer (the “Acceptance Date”), and on or prior to the 10th business day after the later of (i) the Acceptance Date or (ii) the expiration of any subsequent offering period. However, the obligation of Superior to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option does not require approval of the stockholders of Superior under applicable law (including Nasdaq rules and regulations, including Section 4350(i)(1)(D)), and (C) the Purchaser has accepted for payment and paid for all shares of Superior common stock validly tendered in the Offer and not withdrawn. The parties will cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

      The Merger Agreement provides that promptly upon the acceptance of and deposit of funds for payment for at least a majority of the shares of Superior common stock outstanding by ACS, the Purchaser or any of their affiliates pursuant to and in accordance with the terms of the Offer and the Merger Agreement, ACS will be entitled to designate to serve on Superior’s board of directors the number of directors, rounded up to the next whole number constituting a majority of the board of directors, equal to the product of (i) the total number of directors on Superior’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction having a numerator equal to the aggregate number of shares of Superior common stock then beneficially owned by ACS or the Purchaser (including all shares of Superior common stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Superior common stock then outstanding.

      Pursuant to the Merger Agreement, if ACS requests on or after the Acceptance Date, Superior must use all commercially reasonable efforts to promptly either increase the number of authorized directors or obtain resignations of incumbent directors as necessary to cause ACS’ designees to be elected to Superior’s board of directors. Furthermore, pursuant to the terms of the Merger Agreement, Superior must cause individuals designated by ACS to constitute a majority of the directors on each committee of Superior’s board of directors (other than the Audit Committee). The Merger Agreement requires that, at all times until the completion of the Merger, Superior will ensure that at least three of the members of Superior’s board of directors are individuals who were directors of Superior on the date of the Merger Agreement (the “Independent Directors”), including at least three directors who are selected by such current directors and independent for continued listing requirements on the Nasdaq National Market.

      After the election or appointment of the directors designated by ACS to Superior’s board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the Independent Directors will be required to authorize any of the following actions of Superior, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Superior common stock (other than ACS or the Purchaser): (i) any action by Superior with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger or the certificate of incorporation or bylaws of Superior; (ii) any termination or rescission of the Merger Agreement or the Merger by Superior; (iii) any extension by Superior of the time for the performance of any of the obligations or other acts of ACS or the Purchaser, or any waiver or assertion of any of Superior’s rights under the Merger Agreement; or (iv) any other consent or action by Superior’s board of directors with respect to the Merger Agreement or the Merger.

The Merger

      The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger,” the Purchaser will be merged with and into Superior in accordance with the applicable provisions of Delaware law, and Superior will continue as the surviving corporation in the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

      The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of the surviving corporation will be amended to conform to the certificate of incorporation of the Purchaser as in effect immediately prior to the completion of the Merger, and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

      Under the terms of the Merger Agreement, upon the completion of the Merger, the directors and officers of the surviving corporation will be the respective individuals who are directors and officers of the Purchaser immediately prior to the completion of the Merger.

Conversion of Shares of Superior Common Stock

      Pursuant to the Merger Agreement, each share of Superior common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by ACS, the Purchaser or Superior, or by a wholly owned subsidiary of ACS, the Purchaser or Superior, or by any stockholder of Superior who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive $8.50 (the price per share paid in the Offer) in cash, without interest thereon.

Appraisal Rights

      Shares of Superior common stock that are outstanding immediately prior to the completion of the Merger that are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will not be converted into the right to receive $8.50 per share (the price per share paid in the Offer). Instead, these stockholders will only be entitled to receive payment of the fair value of their shares of Superior common stock in accordance with Section 262 of the DGCL. Shares of Superior common stock held by stockholders who fail to perfect, or otherwise withdraw or lose, their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $8.50 per share (the price per share paid in the Offer) in cash, without interest thereon. A stockholder may withdraw his demand for appraisal by delivering to Superior a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of Superior Options

      Prior to the effective time of the Merger, Superior will neither accelerate the vesting of any option to purchase its common stock nor allow the vesting of any options to purchase Superior common stock to be accelerated. As of the effective time of the Merger, Superior will accelerate the vesting of all unvested options to purchase Superior common stock that are outstanding and valid immediately prior to the effective time and that have an exercise price that is less than the Offer Price (“ITM Options”). As of the effective time of the Merger, Superior will cancel, or cause to be cancelled, all options to purchase Superior common stock, whether they are ITM Options or not. No holder of options to purchase Superior common stock, other than holders of ITM Options, will be entitled to receive any payment or any other form of consideration upon cancellation of the options. Except as may be otherwise agreed to by ACS and Superior in writing prior to the effective time of the Merger, all stock option plans, programs and arrangements established by any of Superior and its subsidiaries will terminate as of the effective time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Superior or its subsidiaries will terminated and of no further force or effect as of the effective time. The board of directors of Superior has determined in good faith that the amount a holder of an option to purchase Superior common stock will be entitled to receive upon the cancellation of such option represents an amount equal to the value or appreciated value (if any) of such option as of the effective time of the Merger.

      After the effective time of the Merger, and as conditioned below, each holder of an ITM Option will be entitled to receive from Superior an amount equal to the product of (i) the excess of the Offer Price over the exercise price per share of Superior common stock covered by the ITM Option as of the effective time multiplied by (ii) the number of shares of Superior common stock covered by the ITM Option, in full and final settlement of the cancellation of the ITM Option (the “Cash Amount”). Superior’s obligation to pay such amount to each holder of an ITM Option is subject to (a) verification that the purported ownership and terms of the applicable ITM Option is in accordance with Superior’s records and (b) delivery by the holder of the ITM Option to Superior of a duly executed written instrument in a form acceptable to ACS setting forth: (1) for each ITM Option, the aggregate number of shares of Superior common stock covered thereby, the issue date and the exercise price, (2) a representation by the holder of such ITM Option that he or she is the owner of all ITM Options described in such letter and that as of immediately prior to the effective time, none of such ITM Options had expired or otherwise ceased to be exercisable, (3) a confirmation by the holder of such ITM Option that upon payment of the Cash Amount that all obligations of Superior to him or her with respect to such ITM Option shall have been fully satisfied and (4) such other terms as ACS may reasonably request.

      Prior to the effective time of the Merger, neither Superior nor any of its subsidiaries nor any of their respective officers or directors shall take any action to encourage any person holding an option to purchase Superior common stock to exercise such option or waive any provision or use their discretion to allow any person to exercise an option to purchase Superior common stock prior to the effective time.

     Treatment of Superior Warrants

      As of the effective time of the Merger, Superior will cancel the warrants issued pursuant to that certain Securities Purchase Agreement dated as of June 9, 2003, as amended, and the warrant holders will be entitled to receive the Cash Amount for their warrants. Superior’s obligation to pay such amount to each warrant holder is subject to (a) verification that the purported ownership and terms of the applicable warrant is in accordance with Superior’s records and (b) delivery by the holder of the warrant to Superior of a duly executed written instrument in a form acceptable to ACS setting forth: (1) for each warrant, the aggregate number of shares of Superior common stock covered thereby, the issue date and the exercise price, (2) a representation by the holder of such warrant that he or she is the owner of all warrants described in such letter and that as of immediately prior to the effective time, none of such warrants had expired or otherwise ceased to be exercisable, (3) a confirmation by the holder of such warrant that upon payment of the Cash Amount that all obligations of Superior to him or her with respect to such warrant shall have been fully satisfied and (4) such other terms as ACS may reasonably request.

     Representations and Warranties

      Superior made representations and warranties to the Purchaser and ACS in the Merger Agreement, including representations relating to:

• its subsidiaries and due organization;	• tax matters;
• its capitalization;	• legal proceedings and judgments;
• its financial and corporate records;	• related party and affiliate transactions;
• its compliance with legal requirements;	• the effect of the Merger Agreement and the inapplicability of anti-takeover statutes;
• its filings with the Securities and Exchange Commission;	• its board recommendation;
• title to its assets and their condition and sufficiency;	• the required vote of its stockholders;
• its liabilities and obligations;	• non-contravention of laws and agreements, and absence of needed consents;
• its operations since September 30, 2004;	• the fairness opinion received by Superior’s board of directors;
• its tangible property;	• the financial advisory fees payable by Superior;
• its real property;	• the information supplied by Superior for inclusion in this Offer to Purchase, Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9 and the proxy statement;
• environmental matters;	• its material subcontractors;
• intellectual property matters;	• its business relationship with material suppliers and material clients;
• its contracts;	• its proposals to enter into or modify contracts and its outstanding contract proposals; and
• employee and labor matters;	• its insurance policies.
• employee benefit matters;

      The Purchaser and ACS made representations and warranties to Superior in the Merger Agreement, including representations relating to:

• their due organization;	• the sufficiency of the funds held by them to complete the transactions contemplated by the Merger Agreement;
• their authority to enter into, and the enforceability of, the Merger Agreement;	• their legal proceedings; and
• non-contravention of laws and agreements, and absence of needed consents;	• the absence of financial advisory fees payable by them.
• the information supplied by them for inclusion in this Offer to Purchase and Superior’s Solicitation/ Recommendation Statement on Schedule 14D-9;

Interim Conduct of Business

      The Merger Agreement provides that during the period from the date of the Merger Agreement through the completion of the Merger, Superior must:

•	cause each of Superior and its subsidiaries to conduct its businesses and operations (i) in the ordinary course consistent with past practices and (ii) in compliance in all material respects with applicable law and the requirements of certain contracts;

•	use all commercially reasonable efforts to ensure that each of Superior and its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others having business relationships with Superior or its subsidiaries;

•	keep in full force all insurance policies or comparable replacement or renewal policies;

•	promptly notify ACS of any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by the Merger Agreement;

•	use its commercially reasonable best efforts to obtain any written consent that is or may be required in connection with any of the transactions contemplated by the Merger Agreement; and

•	file on a timely basis all material notices, reports, returns and other filings required to be reported to or filed with any governmental body, as well as applications and other documents necessary to maintain, renew or extend any governmental authorization for the continued operation of the business of Superior or its subsidiaries.

      The Merger Agreement further provides that during the period from the date of the Merger Agreement through the completion of the Merger, except as specified in the disclosure schedule provided by Superior to ACS and the Purchaser in connection with the Merger Agreement, without the prior written consent of ACS (which consent cannot be unreasonably withheld, conditioned or delayed), Superior must not, and must not permit its subsidiaries to:

•	declare, accrue, set aside or pay any dividend on, or make any other distribution in respect of, any of its outstanding capital stock;

•	split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or other equity interests;

•	purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of options to purchase Superior common stock outstanding as of the date of the Merger Agreement);

•	sell, issue, grant, encumber or authorize or propose the sale, issuance, grant, or encumbrance of (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security except that Superior may issue shares of its common stock upon the valid exercise of (A) options to purchase Superior common stock outstanding as of October 25, 2004 or (B) the Top-Up Options;

•	except as expressly contemplated in the Merger Agreement, amend or waive any of its rights under any provision of any of Superior’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, in each case with respect to the securities of Superior or its subsidiaries;

•	amend or permit the adoption of any amendment to the certificate of incorporation or the bylaws of Superior or any of its other charter or organizational documents, except to the extent required to comply with its obligations under the Merger Agreement;

•	effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other person or entity;

•	incur or commit to any capital expenditures in excess of $500,000 individually, or in the aggregate, and in no event incur or commit any such expenditures other than in a manner generally consistent with Superior’s capital expenditure plan existing on the date of the Merger Agreement;

•	enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract, in each case other than in the ordinary course of business and consistent with past practices;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any specified contract or any confidentiality agreement to which Superior or any of its subsidiaries is a party;

•	acquire, lease or license any right or other material asset from any other person or entity or sell or otherwise dispose of, or lease or license, any material right or other material asset;

•	lend or advance money to any person or entity, make any capital contribution to or investments in any person or entity, or incur or guarantee any obligation (except that Superior may, in the ordinary course of business and consistent with past practices, make line of credit borrowings under its existing credit facility and advancement of expenses);

•	except as identified to ACS prior to the date of the Merger Agreement, and other than with respect to any applicable payroll taxes, pay to any person any bonuses, commissions, compensation, success fees or any other payments as a result of the completion of the transactions contemplated by the Merger Agreement or otherwise;

•	except as required to comply with applicable law and under existing agreements disclosed to ACS, or to satisfy the requirements of Section 409A of the Internal Revenue Code, establish, adopt or amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to any of its directors, officers, employees or consultants, or subject to certain exceptions, enter into any new (or amend existing) employment, severance or termination contract with any current, prospective or former director, officer or employee (except that Superior may (i) make routine, reasonable salary increases in connection with Superior’s customary employee review process, in the ordinary course of business and consistent with past practices, (ii) make bonus payments, in the ordinary course of business consistent with past practices, to employees under the terms of existing agreements and plans disclosed to ACS and (iii) enter into its standard employment/non-compete/confidentiality agreement with any employee hired pursuant to the Merger Agreement in the ordinary course of business consistent with past practices and which would not have been required to be disclosed to ACS prior to execution of the Merger Agreement);

•	hire any new employee whose annual base salary is in excess of $100,000, other than employees hired solely to replace (i) employees no longer with Superior or its subsidiaries or (ii) to fill vacancies, provided that in each case the compensation of such new employees is at a level no higher than the lesser of (A) the compensation level of the former employee that such new employee is replacing and (B) $200,000 per year or (iii) new employees to support new business growth, provided that the compensation of such new employee does not exceed $200,000;

•	make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered, or as otherwise required by law;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $500,000, except for depreciation and amortization in accordance with generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered, or as required by applicable law;

•	make, revoke or amend any tax election, settle or compromise any claim or assessment with respect to taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes or amend any material tax returns;

•	(i) commence any legal proceeding; (ii) pay, discharge, satisfy any claims, liabilities or obligations or settle any legal proceeding other than the payment, discharge or satisfaction of claims, liabilities or obligation that individually or in the aggregate is less than $100,000; or (iii) or settle any legal proceeding seeking an injunction or any other equitable relief;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an acquisition proposal;

•	plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Superior or its subsidiaries generally;

•	take any action to exempt or make not subject to (i) the provisions of Section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than ACS, its affiliates or Superior’s subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

•	take any action or omit to take any action that could be reasonably expected to result in (i) any of the conditions to the Offer not being satisfied; (ii) any representation or warranty of Superior set forth in the Merger Agreement becoming not true or not accurate in any material respect; or (iii) the prevention or material delay or impediment to the consummation of the Offer, the Merger or the transactions contemplated by the Merger Agreement;

•	permit or cause any subsidiary of Superior to do any of the foregoing; or

•	agree or commit, whether or not in writing, to take any of the foregoing actions.

Recommendation of Superior’s Board of Directors

      Superior’s board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Superior and its stockholders; (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) declared that the Merger Agreement is advisable; (iv) resolved to recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt the Merger Agreement; (v) resolved to elect, to the extent permitted by applicable law, not to be subject to any takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender and Voting Agreements; and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL and any other applicable state takeover laws inapplicable to the Merger, ACS, the Purchaser, the acquisition of shares of Superior common stock pursuant to the Offer and the transactions contemplated by the Tender and Voting Agreements (collectively, the “Superior Board Recommendation”).

      The Merger Agreement provides that, except as provided below, Superior’s board of directors (i) must recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer and, to the extent necessary under applicable law to accomplish the Merger, adopt this Agreement; (ii) must not withdraw, modify, or qualify or propose to withdraw or modify, in a manner adverse to Superior or the Purchaser, the Superior Board Recommendation; (iii) must not approve or recommend, or propose to approve or recommend, any Acquisition Proposal (as defined below); and (iv) must not enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement).

      Notwithstanding the foregoing, prior to the Acceptance Date, the board of directors of Superior, after consulting with outside legal counsel, may withdraw, modify or qualify the Superior Board Recommendation, approve or recommend, or propose to approve or recommend, a Superior Proposal (as defined below), and/or enter into an agreement with respect to a Superior Proposal, if the board of directors of Superior determines in good faith that doing so is necessary for the directors to comply with their fiduciary duties to the stockholders of Superior under applicable law. However, (i) prior to effecting such action, Superior must give ACS at least three business days prior written notice that the board of directors of Superior has received a Superior Proposal that it intends to accept, which notice specifies all of the terms and conditions of such Superior Proposal (other than immaterial terms), and furnishes ACS with a copy of all the relevant proposed transaction agreements, if such exist, with the person making such Superior Proposal and identifies such person making such Superior Proposal; and (ii) during the period of not less than three business days following the delivery of the notice referred to above and prior to effecting such action, Superior has negotiated, and has used all commercially reasonable efforts to cause its financial and legal advisors to negotiate, with ACS in good faith (to the extent that ACS desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal.

      “Acquisition Proposal” means any bona fide offer, proposal or other indication of interest by a party other than ACS or its affiliates regarding any of the following (other than the transactions provided for in the Merger Agreement involving Superior): (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, liquidation, dissolution or other similar transaction involving Superior or any of its subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Superior (including the stock of its subsidiaries) and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase or sale of or tender offer or exchange offer for, which, if completed, would result in any person or entity (or the equity holders of such person or entity) beneficially owning securities representing 15% or more of the outstanding shares of capital stock of Superior or its subsidiaries, or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      “Superior Proposal” means any written Acquisition Proposal with respect to Superior, which the board of directors of Superior concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), as well as after giving effect to all of the adjustments, if any, which are in fact offered by ACS (i) is more favorable to the stockholders of Superior, from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) to the extent cash consideration, if any, is contemplated, is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed. However, for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” will mean: (A) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, liquidation, dissolution or other similar transaction involving Superior or any of its subsidiaries; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a majority of the consolidated assets of Superior and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (C) any purchase or sale of or tender offer or exchange offer for, which, if consummated, would result in any person or entity (or the equity holders of such person or entity) beneficially owning securities representing a majority of the outstanding shares of capital stock of Superior, or the filing of a registration statement under the Securities Act; or (D) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. However, no Acquisition Proposal will constitute a Superior Proposal if it resulted from a breach or was negotiated by Superior in violation of its obligations relating to non-solicitation and the Superior Board Recommendation or if Superior failed to (1) give ACS written notice that it has received a Superior Proposal that it intends to accept as described above, (2) negotiate, or use its commercially reasonable efforts to cause its financial and legal advisors to negotiate, with ACS in good faith (as required by the Merger Agreement and to the extent ACS desired to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or (3) in all material respects keep ACS informed, on a prompt basis, of the status of any such Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

Non-Solicitation and Related Provisions

      The Merger Agreement requires that Superior must not, and must not authorize or permit its subsidiaries or any affiliate, officer, director, manager or employee of, or any investment banker, attorney or other advisor or representative (collectively “Representatives”) of Superior or its subsidiaries to (i) solicit, initiate, facilitate or encourage or otherwise disclose nonpublic information in furtherance of, any inquiries relating to, or the submission of, any Acquisition Proposal; (ii) participate in or conduct any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person or entity any information or data with respect to or provide access to the properties of Superior or any of its subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal; or (iv) approve or recommend or propose to approve or recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. However, Superior is not prohibited from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

      However, prior to the Acceptance Date, Superior is not prohibited by the non-solicitation and related provisions described above from furnishing information regarding Superior’s business or its subsidiaries, properties or assets to, or entering into discussions or negotiations with, any person or group concerning an Acquisition Proposal, if (i) Superior receives from such person an executed confidentiality agreement containing provisions not being materially more favorable to such person than the provisions contained in the Confidentiality Agreement, dated June 14, 2004, between ACS and Superior (providing that such confidentiality agreement must permit Superior to disclose to ACS all of the information required to be disclosed by Superior to ACS by the Merger Agreement); (ii) such person submits a written Acquisition Proposal that has been determined or is reasonably likely to be determined to be a Superior Proposal; (iii) in the good faith opinion of the board of directors of Superior, determined after consulting with outside legal counsel to Superior, that doing so is necessary for the directors to comply with their fiduciary duties to Superior’s stockholders under applicable law; and (iv) Superior notifies ACS in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than three business days prior to so doing.

      The Merger Agreement also requires that Superior promptly notify ACS in writing of the existence of any proposal, discussion, negotiation or inquiry received by Superior regarding any Acquisition Proposal. Superior must promptly provide to ACS any non-public information concerning Superior provided to any other person in connection with any Acquisition Proposal that was not previously provided to ACS. Superior must keep ACS informed on a prompt basis of the status of any such Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

Superior Stockholders’ Meeting

      As promptly as practicable following the Acceptance Date, if the adoption of the Merger Agreement by Superior’s stockholders is required by law in order to complete the Merger, Superior must take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of Superior common stock to vote on the adoption of the Merger Agreement.

      If the adoption of the Merger Agreement by Superior’s stockholders is required by law, Superior must, as soon as practicable following the Acceptance Date, prepare and file with the Securities and Exchange Commission a proxy statement and must use all commercially reasonable efforts to respond to any comments of the Securities and Exchange Commission and to cause the proxy statement to be mailed to Superior’s stockholders, as promptly as practicable. Superior must notify ACS promptly of the receipt of any comments from the Securities and Exchange Commission and of any request by the Securities and Exchange Commission for amendments or supplements to the proxy statement or for additional information and will supply ACS with copies of all correspondence between Superior or any of its representatives and the Securities and Exchange Commission regarding the proxy statement. Superior must give ACS an opportunity to comment on any correspondence with the Securities and Exchange Commission or any proposed material to be included in the proxy statement prior to transmission to the Securities and Exchange Commission and will not transmit any such material to which ACS reasonably objects. If at any time prior to the meeting of Superior stockholders there occurs any event that should be set forth in an amendment or supplement to the proxy statement, Superior must promptly prepare such an amendment or supplement and after obtaining the consent of ACS to such amendment or supplement, promptly transmit the amendment or supplement to Superior’s stockholders.

      Under the Merger Agreement, ACS has agreed to cause all shares of Superior common stock owned by ACS or any subsidiary of ACS to be voted in favor of the adoption of the Merger Agreement and completion of the Merger at the Superior stockholder meeting. However, if the Purchaser owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Superior common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Expiration Date of the Offer (taking into effect any extension) without a stockholders’ meeting in accordance with Section 253 of the DGCL.

Reasonable Efforts to Complete Transactions

      The Merger Agreement provides that, subject to the terms and conditions thereof, ACS and Superior must use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the Offer and the Merger and the other transactions contemplated by the Merger Agreement, including (i) making all filings and give all notices required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement; (ii) using all commercially reasonable efforts to obtain all consents required to be obtained by such party in connection with the Offer and the Merger and each of the other transactions contemplated by the Merger Agreement and (iii) using all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. However, neither party will be required to divest any assets or hold separate any assets or take similar measures in connection with any demand by a governmental body as a pre-condition to the approval of the transactions contemplated by the Merger Agreement. Each party must promptly deliver to the other parties a copy of each such filing made, the notices given and consents obtained by such party.

Employee Benefits Matters

      All employees of Superior and its subsidiaries who continue employment with ACS, Superior or any of its subsidiaries after the completion of the Merger (“Continuing Employees”) will be eligible to continue to participate in Superior’s health and welfare benefit plans, although ACS or Superior may amend or terminate any such health or welfare benefit plan at any time (including as of the effective time of the Merger). Immediately after the effective time of the Merger, the Continuing Employees will be entitled to participate in a plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, sponsored, maintained or contributed to by ACS or its subsidiaries or Superior (the “ACS 401(k) Plan”). Each Continuing

Employee’s period of service and compensation history with Superior and its subsidiaries will be counted in determining eligibility for, and the amount and vesting of, benefits under each employee benefit plan sponsored or maintained by ACS (including the ACS 401(k) Plan). However, such service will not be taken into account for purposes of benefit accrual under any defined benefit plan of ACS. To the extent any Continuing Employee becomes covered under a health plan sponsored or maintained by ACS, such Continuing Employee will receive credit under such plan toward any deductible and/or out-of-pocket maximum that may apply under such health plan for those sums paid under a health plan sponsored or maintained by Superior and its subsidiaries as deductibles, coinsurance and copayments during the calendar year containing the date of completion of the Merger.

Change of Control Payments

      At the closing of the transactions contemplated by the Merger Agreement and upon acknowledgment by the applicable individual listed below (i) of the termination of the applicable employment, compensation or other similar agreements between such person and Superior and (ii) that no other amount is due under such agreements, Superior will pay to the individuals listed below the following amounts (less any applicable withholding taxes and amounts such individual declines):

Richard D. Helppie, Jr.	$1,470,000
Charles O. Bracken	$2,007,600
Richard P. Sorenson	$690,000
Richard P. Saslow	$376,000
Susan M. Synor	$1,399,500

Total	$5,943,100

      The surviving corporation will reimburse these individuals for the initial excise tax that they incur as a result of such payment within 10 days after each such individual delivers a written request for reimbursement accompanied by a copy of such individual’s tax returns showing the excise tax actually incurred.

Directors’ and Officers’ Indemnification and Insurance

      The Merger Agreement provides that all rights to indemnification by Superior existing in favor of those persons who are or have at any time been directors and officers of Superior (the “Indemnified Persons”) for their acts and omissions occurring prior to the completion of the Merger, as provided in Superior’s bylaws and certificate of incorporation (as in effect as of the date of the Merger Agreement) will survive the Merger and must be observed by the surviving corporation in the Merger to the fullest extent available under Delaware law for a period of six years from the completion of the Merger.

      The surviving corporation must maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, a “tail” policy of directors’ and officers’ liability insurance (the “Tail Policy”) covering the period of time from the completion of the Merger until up to the sixth anniversary of the Merger, providing comparable coverage to the existing directors’ and officers’ liability insurance policy maintained by Superior as of the date of the Merger Agreement. However, the surviving corporation will not be required to pay an aggregate premium for the Tail Policy in excess of $600,000. If premiums for the Tail Policy exceed such amount, the surviving corporation will be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for such amount. Superior or ACS may substitute therefor other policies not less advantageous to the beneficiaries of the current policies, provided that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the completion of the Merger. If ACS merges or sells substantially all of its assets, proper provision must be made to cause the purchaser in such transaction to assume the obligations to indemnify Superior’s directors and officers and provide them insurance.

Conditions to the Merger

      The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	if required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of greater than 50% of the shares of Superior common stock outstanding on the record date for the meeting of the holders of Superior common stock to vote on the adoption of the Merger Agreement;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger has been issued by any court of competent jurisdiction and remain in effect, and no law has been enacted or deemed applicable to the Merger that makes completion of the Merger illegal (however, in the case of a restraining order, injunction or other order, each of the parties must use their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered);

•	all material consents, permits of, authorization from, notifications to and filings with any governmental body required to be made or obtained prior to the completion of the Merger have been made or obtained;

•	any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations applicable to the consummation of the Merger have expired or terminated; and

•	the Purchaser has purchased shares of Superior common stock tendered pursuant to the Offer.

Termination of the Merger Agreement

      The Merger Agreement provides that it may be terminated:

•	by mutual written consent of ACS and Superior at any time prior to the completion of the Merger;

•	by either ACS or Superior if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting ACS or Superior from completing the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•	by either ACS or Superior if the time that is the later of (i) the Acceptance Date and (ii) the persons designated by ACS make up a majority of the members of the entire Superior board of directors, assuming no vacancies exist (the “Appointment Time”) has not occurred on or prior to the close of business on April 30, 2005, except that a party is not permitted to terminate the Merger Agreement on the foregoing basis if the failure of the Appointment Time to have occurred by such time is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Appointment Time;

•	by ACS at any time prior to the Appointment Time if a Triggering Event (as defined below) has occurred;

•	by ACS at any time prior to the Appointment Time if there has been a breach by Superior of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would reasonably be expected to result in any condition to the Offer or the Merger not being satisfied and such breach is not reasonably capable of being cured or satisfied within 30 days of receipt of notice of breach by the party alleged to be in breach;

•	by Superior at any time prior to the Appointment Time if there has been a breach by ACS or the Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would reasonably be expected to result in any condition to the Offer or the Merger not being satisfied and such breach is not reasonably capable of being cured or satisfied within 30 days of receipt of notice of breach by the party alleged to be in breach; or

•	by Superior at any time prior to the Appointment Time if Superior or Superior’s board of directors has provided written notice to ACS that Superior intends to enter into a binding written agreement regarding a Superior Proposal; provided, that Superior may not terminate the Merger Agreement because of a Superior

Proposal unless (i) Superior has complied in all material respects with its obligations relating to non-solicitation and the Superior Board Recommendation and (ii) ACS does not make, within three business days after receipt of Superior’s written notice, an offer that Superior’s board of directors reasonably concludes in good faith (following consultation with its financial advisor and outside counsel) is an offer that results in such Acquisition Proposal ceasing to constitute a Superior Proposal.

      A “Triggering Event” will be deemed to have occurred if: (i) Superior has failed to include the Superior Board Recommendation in the Schedule 14D-9 or the proxy statement; (ii) the board of directors of Superior has failed to recommend that Superior’s stockholders accept the Offer and tender their shares of Superior common stock pursuant to the Offer, vote to adopt the Merger Agreement, or has withdrawn, modified or qualified the Superior Board Recommendation in a manner adverse to ACS; (iii) the board of directors of Superior has approved or recommended, or publicly proposes to approve or recommend, any Acquisition Proposal; (iv) the board of directors of Superior approves or recommends, or proposes to approve or recommend, or Superior enters into or executes any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract relating to any Acquisition Proposal (other than a permitted confidentiality agreement); (v) a tender or exchange offer relating to securities of Superior has been commenced and Superior has not sent to Superior stockholders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that Superior recommends rejection of such tender or exchange offer; (vi) the board of directors of Superior has refused to affirm the Superior Board Recommendation within five business days of any written request from ACS; or (vii) Superior breaches any of its obligations relating to non-solicitation or the Superior Board Recommendation that results in any person proposing an Acquisition Proposal.

Fees and Expenses; Termination Fee

      The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not any shares of Superior common stock are purchased pursuant to the Offer and whether or not the Merger is completed, except that ACS and Superior will share equally all fees and expenses, other than attorney’s fees, incurred in connection with (i) required filings under any antitrust law; (ii) securities filings relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement; and (iii) the printing, production, mailing or delivery of this Offer to Purchase and all related documents and the proxy statement relating to the Merger, if required, and any amendments or supplements thereto.

      Additionally, if the Merger Agreement is terminated:

•	by ACS because a Triggering Event has occurred; or

•	by Superior in order to enter into a binding written agreement regarding a Superior Proposal, as described above,

then Superior will promptly pay ACS within three business days after such termination $4,000,000.

      If the Merger Agreement is terminated:

•	by either ACS or Superior if the Appointment Time shall not have occurred on or prior to the close of business on April 30, 2005, as described above; or

•	by ACS because there has been a breach by Superior of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would reasonably be expected to result in any condition to the Offer or the Merger not being satisfied and such breach is not reasonably capable of being cured or satisfied within 30 days of receipt of notice of breach by the party; and

(i) within 12 months of the date of termination of the Merger Agreement, Superior or any of its subsidiaries enters into any definitive agreement with respect to, or the board of directors of Superior recommends that Superior’s stockholders approve, adopt or accept any Acquisition Proposal and (ii) such Acquisition Proposal is subsequently completed, then Superior will promptly pay ACS within three business days after such completion $4,000,000. However, no such fee under these two circumstances will be owed to ACS if (x) no Acquisition Proposal had been made prior to the termination of the Merger Agreement and (y) (A) the percentage of Assets of Superior (including the stock of its subsidiaries) and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, sold, leased, exchanged, mortgaged, pledged, transferred or otherwise disposed of pursuant to all Acquisition Proposals is less than 25% of the Assets of Superior and its subsidiaries or (B) the percentage of capital stock of Superior or its subsidiaries purchased, sold, subject to any tender offer or exchange offer or otherwise disposed of pursuant to all Acquisition Proposals is less than 25% of the shares of capital stock of Superior or its subsidiaries.

      The Merger Agreement further provides that if any of the following events occurs:

•	ACS terminates the Merger Agreement because a Triggering Event has occurred;

•	ACS terminates the Merger Agreement because there has been a breach by Superior of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would reasonably be expected to result in any condition to the Offer or the Merger not being satisfied and such breach is not reasonably capable of being cured or satisfied within 30 days of receipt of notice of breach by the party; or

•	Superior terminates the Merger Agreement in order to enter into a binding written agreement regarding a Superior Proposal, as described above,

then Superior will promptly pay ACS within three business days after such termination an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and all filing fees) that have been paid or that have been incurred by or on behalf of ACS in connection with the Offer, the Merger and all other transactions contemplated by the Merger Agreement, but which amount in no event will exceed $500,000.

      The Merger Agreement also provides that if Superior terminates the Merger Agreement because there has been a breach by ACS or the Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would reasonably be expected to result in any condition to the Offer or the Merger not being satisfied and such breach is not reasonably capable of being cured or satisfied within 30 days of receipt of notice of breach by the party, then ACS will promptly pay Superior within three business days after such termination an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and all filing fees) that have been paid or that have been incurred by or on behalf of Superior in connection with the Offer, the Merger and all other transactions contemplated by the Merger Agreement, but which amount in no event will exceed $500,000.

      If either party fails to pay when due any amount described above, then the defaulting party must reimburse the party entitled to payment for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such party of its rights.

The Tender and Voting Agreements

      The following is a summary of the Tender and Voting Agreements entered into by ACS and the Purchaser with certain of Superior’s directors and officers of Superior. The following summary does not purport to be a complete description of the terms of these Tender and Voting Agreements and is qualified in its entirety by reference to the forms of the Tender and Voting Agreements, the form of which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and ACS in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The forms of Tender and Voting Agreements may be examined, and copies may be obtained, by following the procedures described in Section 8 — “Certain Information Concerning Superior.”

      In order to induce ACS and the Purchaser to enter into the Merger Agreement, each of: Richard D. Helppie, Jr., Ronald V. Aprahamian, Charles O. Bracken, George S. Huntzinger, Richard P. Saslow, Richard R. Sorensen, John L. Silverman, Douglas S. Peters, Reginald M. Ballantyne III, Satish K. Tyagi and Susan M. Synor has entered into a Tender and Voting Agreement with ACS and the Purchaser. Pursuant to the Tender and Voting Agreements, each of the stockholders has agreed, in their respective capacities as stockholders of Superior, to tender all of their shares of Superior common stock, as well as any additional shares of Superior common stock which they may acquire (pursuant to Superior stock options or otherwise), to the Purchaser in the Offer. In addition, each of these stockholders agreed also, at any meeting of, or written action by, the stockholders of Superior, to vote all of their shares of Superior common stock in favor of the Merger, the execution and delivery of the Merger Agreement by Superior and the adoption and approval of the Merger Agreement and the transactions contemplated thereby.

      Each of the stockholders that has entered into a Tender and Voting Agreement has agreed, in such person’s capacity as a stockholder of Superior, to promptly (and, in any event, not later than two business days after commencement of the Offer) validly tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and to not withdraw or permit the withdrawal of (unless and until the Offer expires without the Purchaser having accepted for payment any shares of Superior common stock tendered in the Offer), all of such stockholder’s shares of Superior common stock, including any additional shares of Superior common stock which such stockholder may acquire.

      Each such stockholder has also agreed that, with certain limited exceptions, such stockholder will not (except as contemplated by the Tender and Voting Agreement) sell, transfer, pledge, assign, enter into a short sale, contribute to the capital of an entity, hypothecate, give or otherwise dispose of any of such stockholder’s shares of Superior common stock, or agree or consent to any of the foregoing. In addition, each such stockholder has also agreed, in such person’s capacity as a stockholder of Superior, not to take, directly or indirectly any action that Superior or any of its representatives would be prohibited from taking, directly or indirectly, pursuant to the nonsolicitation or related provisions of the Merger Agreement. However, the foregoing provisions do not preclude those stockholders who are also members of the Superior board of directors (or their representatives) from taking certain actions (acting as a member of the board of directors of Superior) that they are permitted to take under the Merger Agreement.

      Each of the stockholders has agreed, pursuant to the terms of such stockholder’s respective Tender and Voting Agreement and in such person’s capacity as a stockholder of Superior, as follows:

•	that until the earlier of the completion of the Merger or the termination of the Merger Agreement, at any meeting of Superior’s stockholders, and in any action by consent of Superior’s stockholders, such stockholder will vote (or cause to be voted) all of such stockholder’s shares of Superior common stock: (i) in favor of the approval and adoption of the Merger Agreement and the terms thereof, the Merger and all the transactions contemplated by the Merger Agreement and the Tender and Voting Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of Superior under the Merger Agreement or of such stockholder contained in the Tender and Voting Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal, other than a Superior Proposal) that could reasonably be expected to result in any of the conditions to the Offer or to Superior’s obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Tender and Voting Agreement;

•	to appoint certain representatives of ACS as such stockholder’s attorneys and proxies, with full power of substitution and resubstitution, to vote and otherwise act with respect to all such stockholder’s shares of Superior common stock at any meeting of Superior’s stockholders, and in any action by written consent of Superior’s stockholders, on the matters and in the manner specified in the Tender and Voting Agreement; and

•	not to exercise any options to purchase Superior common stock held by the stockholder prior to the effective time of the Merger.

Shares Subject to the Tender and Voting Agreements

      As of November 30, 2004, the stockholders who executed Tender and Voting Agreements held in the aggregate 5,063,442 shares of Superior common stock, which represented approximately 48% of the outstanding shares of Superior common stock as of that date. The Tender and Voting Agreements provide that they terminate upon any termination of the Merger Agreement, and that each stockholder who executed a Tender and Voting Agreement may terminate such agreement if the Merger Agreement is amended to decrease the Offer Price or change the form or mix of consideration to be paid for the Superior common stock in the Offer without the stockholder’s prior consent.

Letter Agreement Modifying Warrant Agreement

      The following is a summary of the letter agreement dated December 17, 2004, among Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P. (collectively, the “Camden Warrantholders”), ACS, the Purchaser and Superior (the “Camden Letter Agreement”), modifying that certain Warrant Agreement, dated June 9, 2003, by and among Superior and the Camden Warrantholders (the “Warrant Agreement”). The following summary does not purport to be a complete description of the terms of the Camden Letter Agreement, a copy of which is filed as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and ACS in connection with the Offer, and is incorporated in this Offer to Purchase by reference. Copies of the Camden Letter Agreement may be examined, and copies may be obtained, by following the procedures described in Section 8 — “Certain Information Concerning Superior.”

      As a condition to ACS and the Purchaser entering into the Merger Agreement, each of Camden Warrantholders agreed to enter into the Camden Letter Agreement pursuant to which the Camden Warrantholders agreed (i) not to exercise any warrants to purchase shares of Superior common stock (“Warrants”) prior to the effective time of the Merger and (ii) to amend the Warrant Agreement to provide that at the effective time of the Merger, the Warrants will be canceled and converted into the right to receive the Cash Amount.

      The Warrantholders have also agreed, pursuant to the terms of the Camden Letter Agreement, as follows:

•	prior to the effective time of the Merger Agreement, (i) not to exercise any Warrant or (ii) to directly or indirectly, sell, transfer, tender, pledge, assign, hypothecate or otherwise dispose, of any of the Warrants;

•	that effective as of December 17, 2004, the Warrant Agreement was amended to provide that as of the effective time of the Merger, the Warrants will be canceled and each Warrant will automatically be converted into the right to receive an amount equal to the Cash Amount. The obligation to pay the Cash Amount to each warrantholder is subject to (a) verification that the purported ownership and terms of the applicable Warrant is in accordance with Superior’s records and (b) delivery by the Warrantholder to Superior of (x) the certificates representing the Warrants and (y) a duly executed letter of transmittal in a form reasonably acceptable to ACS setting forth: (i) for each Warrant, the aggregate number of shares of Superior common stock covered thereby, the issue date and the exercise price, (ii) a representation by the Warrantholder that it is the owner of all Warrants described in the letter of transmittal, and (iii) a confirmation by the Warrantholders that upon payment of the Cash Amount that all obligations of Superior to it with respect to the Warrants shall have been fully satisfied; and

•	not to consent to any amendment to the Warrant Agreement without ACS’ prior written consent.

      The Camden Warrantholders’ obligations under the Camden Letter Agreement are expressly conditioned upon the timely repayment of all of the indebtedness upon a change of control (as defined in the debentures issued pursuant to that certain Securities Purchase Agreement, dated as of June 9, 2003). The Camden Warrantholders’ obligations and covenants under the Camden Letter Agreement will automatically terminate upon the termination of the Merger Agreement pursuant to its terms or the failure to repay all of the indebtedness as described in the preceding sentence. Further, if the Merger Agreement is amended to decrease the Offer Price in the Offer without the Camden Warrantholders’ prior consent, the Camden Warrantholders may terminate their obligations and covenants not to exercise any Warrant or to directly or indirectly, sell, transfer, tender or otherwise dispose of any of the Warrants by giving written notice to ACS.

The Confidentiality Agreement

      The following is a summary of the Confidentiality Agreement, dated as of June 14, 2004 (the “Confidentiality Agreement”), between ACS and William Blair & Company, L.L.C., as agent for Superior. The following summary does not purport to be a complete description of the terms of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and ACS in connection with the Offer, and is incorporated herein by reference. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized below. The Confidentiality Agreement may be examined and copies may be obtained by following the procedures described in Section 8 — “Certain Information Concerning Superior.”

      Pursuant to the Confidentiality Agreement, ACS agreed that the Information (as defined in the Confidentiality Agreement) will be used solely in connection with exploring a possible business combination between ACS and Superior (the “Transaction”), and that such information will be kept confidential. However, ACS may disclose such Information to its representatives who need to have access to such information in connection with the Transaction, and ACS may disclose such information in order to not commit a violation of law.

      ACS also agreed that, until the earlier of June 14, 2006 or the closing of the Transaction, ACS will not, without the prior written consent of Superior’s board of directors,

•	acquire or agree, offer, seek or propose to acquire, directly or indirectly, any ownership of any assets, businesses or securities of Superior or its subsidiaries;

•	solicit proxies with respect to any matter from holders of any shares of Superior common stock or any securities convertible into or exchangeable for or exercisable for the purchase of Superior common stock;

•	initiate any stockholder proposal or tender offer for any securities of Superior or its subsidiaries or the convening of a stockholders’ meeting of Superior or its subsidiaries;

•	otherwise seek or propose, or request permission to propose, to influence or control the management or policies of Superior or its subsidiaries;

•	enter into any discussions, negotiations, arrangements or understandings with any other person regarding the matters referenced above;

•	take any action inconsistent with the matters referenced above;

•	request that Superior, directly or indirectly, amend or waive any provision of this section of the Confidentiality Agreement; or

•	take any action with respect to any of the matters described in this section of the Confidentiality Agreement that requires public disclosure.

      In addition, ACS agreed that for a two year period from the date of the Confidentiality Agreement it will not solicit for employment any of the employees of Superior. However, this provision will not apply to those persons who initiate contact with ACS regarding potential employment or who are no longer employed by Superior at the time of solicitation, nor will it prohibit solicitation by ACS through general solicitations of employment in a newspaper or similar media conducted by or on behalf of ACS.

13.	Certain Conditions to the Offer

      The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and ACS in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies may be obtained, by following the procedures described in Section 8 — “Certain Information Concerning Superior.”

      The Merger Agreement provides that the Purchaser is not required to accept for payment, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) the payment for, any tendered shares of Superior common stock, and (subject to the terms of the Merger Agreement) may terminate the Offer on any scheduled Expiration Date of the Offer and not accept for payment any tendered shares of Superior common stock, if (i) the Minimum Condition has not been satisfied by midnight, New York City time, on the Expiration Date of the Offer or (ii) any of the following conditions occurs or exists or is reasonably and in good faith determined by ACS or the Purchaser to have occurred or exist:

•	any waiting period under any applicable antitrust law or regulation (including the HSR Act) or other law shall not have expired or any consent required under any applicable antitrust law or regulation or other law shall not have been obtained;

•	any representations and warranties of Superior regarding capital stock and ownership set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of determination (the “Capitalization Condition”);

•	any of the representations and warranties of Superior set forth in the Merger Agreement (other than regarding capital stock and ownership), when read without any exception or qualification as to materiality or Material Adverse Effect (as defined below), shall not be true and correct as of the date of determination, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect; (ii) have a material adverse effect on ACS; (iii) prevent or materially delay the consummation of the Offer, or (iv) materially increase the cost to the Purchaser of consummating the Offer (the “Accuracy Condition”);

•	Superior shall have not performed or not complied with all agreements and covenants required to be performed by it under the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, but only if the effect of such nonperformance or noncompliance, as the case may be, would individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect; (ii) have a material adverse effect on ACS; (iii) prevent or materially delay the consummation of the Offer; or (iv) materially increase the cost to the Purchaser of consummating the Offer (the “Covenant Condition”);

•	Superior shall not have furnished ACS with a certificate executed by the Chief Executive Officer or Vice President of Superior (in such capacity but not as individuals), in the absence of fraud, to the effect that the Capitalization Condition, the Accuracy Condition and the Covenant Condition have been satisfied;

•	since the date of the Merger Agreement, there shall have occurred any event, occurrence, violation, inaccuracy, circumstance or other matter, if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, revenues, capitalization, assets, liabilities, operations, results of operations, or financial performance of Superior and its subsidiaries taken as a whole (ii) the ability of Superior to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its material obligations under the Merger Agreement, or (iii) ACS’ or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Superior (“Material Adverse Effect”); however, in determining whether there has been a Material Adverse Effect, any adverse effects resulting from or attributable to the following shall be disregarded: (A) general economic conditions or general conditions in the industry in which Superior and its subsidiaries do business, except where Superior and its subsidiaries are disproportionately impacted, (B) any public announcement of the transactions contemplated by the Merger Agreement that has a negative impact on the relationship of Superior and its subsidiaries with any competitor of ACS and its subsidiaries, (C) compliance with the terms of, or the taking of any action required by, the Merger Agreement, (D) any change in accounting requirements or principles required by GAAP after consulting with Parent or any change in applicable laws, and (E) actions required to be taken under applicable laws;

•	any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any law enacted or deemed in writing to be applicable by a governmental body to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

•	there shall be pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved or either ACS or Superior shall have received a written communication from any governmental body in which such governmental body indicates the intention of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from ACS, Superior or any of its subsidiaries, any damages or other relief that would be material to ACS, Superior or any of its subsidiaries; (iii) seeking to prohibit or limit in any material respect ACS’ or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Superior; (iv) that could materially and adversely affect the right of ACS, Superior or any of its subsidiaries to own the assets or operate the business of the Superior or any of its subsidiaries; or (v) seeking to compel any of Superior or its subsidiaries, ACS or any subsidiary of ACS to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement;

•	there shall be pending any legal proceeding in which, in the reasonable good faith judgment of ACS, there is a reasonable possibility of an outcome that could have a Material Adverse Effect or a material adverse effect on ACS: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from ACS, Superior or any of its subsidiaries any damages or other relief that would be material to ACS, Superior or any of its subsidiaries; (iii) seeking to prohibit or limit in any material respect ACS’ or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Superior; (iv) that would materially and adversely affect the right of ACS, Superior or any of its subsidiaries to own the assets or operate the business of Superior or any of its subsidiaries; or (v) seeking to compel Superior or any of its subsidiaries, Parent or any of its subsidiaries to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement;

•	there shall have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on New York Stock Exchange or the Nasdaq Stock Market for a period equal to or in excess of 48 hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poors Index of 500 Industrial Companies, or the Nasdaq Composite Index in excess of 25% measured from the close of business on the date of the Merger Agreement; or (ii) a declaration by a governmental body of a banking moratorium or any suspension of payments in respect of banks in the United States, which in any case would reasonably be expected to have a Material Adverse Effect or could materially adversely affect Superior’s or the Purchaser’s ability to consummate the Offer or the Merger;

•	the Merger Agreement shall have been terminated in accordance with its terms; or

•	a Triggering Event shall have occurred.

      The foregoing conditions are for the sole benefit of ACS and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by ACS or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of ACS and the Purchaser. The failure by ACS or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

      If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of Superior common stock will be promptly returned to the tendering stockholders.

14.	Certain Legal Matters

      Except as described in this Section 14, none of Superior, the Purchaser or ACS is aware of any license or regulatory permit that appears to be material to the business of Superior that might be adversely affected by the Purchaser’s acquisition of shares of Superior common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Superior common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and ACS presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of Superior common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Superior’s business or that certain parts of Superior’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of Superior common stock that are tendered in the Offer. See Section 13 — “Certain Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

State Takeover Laws

      Superior is incorporated under the laws of the State of Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 16, 2004, prior to the execution of the Merger Agreement, the Superior board of directors, by unanimous vote of all directors at a meeting held on such date, approved the Merger Agreement and the Purchaser’s acquisition of shares of Superior common stock pursuant to the Offer, the Merger and the Tender and Voting Agreements. Accordingly, the restrictions on business combinations provided for in Section 203 are inapplicable to the Offer and the Merger.

      A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain circumstances. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan plc v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

      Superior conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares tendered.

Antitrust

      United States Antitrust Law. Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

      Pursuant to the requirements of the HSR Act, ACS, on behalf of itself and the Purchaser, plans to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on the date of this Offer to Purchase. If the notification and Report Form is filed on December 23, 2004, the waiting period applicable to the purchase of shares pursuant to the Offer would be scheduled to expire at 11:59 p.m., New York City time, on January 7, 2005, 15 calendar days after the date of filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares of Superior common stock in the Offer and the Merger. At any time before the Purchaser’s acquisition of shares of Superior common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of Superior common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of Superior common stock acquired by the Purchaser, or the divestiture of substantial assets of ACS, Superior or their respective subsidiaries. At any time after the Purchaser’s acquisition of shares of Superior common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Superior common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of ACS, Superior or their respective subsidiaries. However, under the Merger Agreement, neither Superior, ACS nor the Purchaser has any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any governmental body as a pre-condition to the approval of the transactions contemplated by the Merger Agreement by any such governmental body.

      The Merger Agreement provides that Superior and ACS will respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other governmental body in connection with antitrust or related matters. Each of Superior and ACS will (i) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any governmental body with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) keep the other party informed as to the status of any such legal proceeding or threat; and (iii) promptly inform the other party of any communication to or from any governmental body regarding the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. Except as may be prohibited by any governmental body or by any law, (x) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, legal proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (y) in connection with any such legal proceeding, each party will permit authorized representatives of the other to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental body in connection with any such legal proceeding.

      Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of Superior common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 — “Certain Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

      Foreign Antitrust Law. The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and filings and notifications may be required. The Purchaser, ACS and Superior do not currently anticipate that any such filings are required in connection with the Offer or the Merger, but are continuing to review the need for such filings, and intend to make such filings promptly to the extent required.

Federal Reserve Board Regulations

      Shares of Superior common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Superior common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Superior common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15.	Fees and Expenses

      The Purchaser and ACS have retained Mellon Investor Services LLC to act as the Information Agent and the Depositary for the Offer. Mellon Investor Services LLC will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

      The Information Agent may contact holders of Superior common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Superior common stock.

      Neither the Purchaser nor ACS will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Superior common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.	Miscellaneous

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Superior common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor ACS is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or ACS becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Superior common stock prior to the expiration of the Offer.

      No person has been authorized to give any information or to make any representation on behalf of the Purchaser or ACS that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      The Purchaser and ACS have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Superior will file with the Securities and Exchange Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 — “Certain Information Concerning Superior.”

ACS MERGER CORP.

December 23, 2004

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

THE PURCHASER AND ACSC

1.	Directors and Executive Officers of the Purchaser

      The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is ACS Merger Corp., c/o Affiliated Computer Services, Inc., 2828 North Haskell, Dallas, Texas 75204. All directors and officers listed below are citizens of the United States.

Present Principal Occupation or Employment
Name and Position	and Employment History

Jeffrey A. Rich Director	Mr. Rich has served as a director of ACS since August 1991 and as its Chief Executive Officer since February 1999. Mr. Rich also served as President from April 1995 until August 2002 and as Chief Operating Officer from April 1995 until February 1999. Mr. Rich joined ACS in 1989 as Senior Vice President and Chief Financial Officer and was named Executive Vice President in 1991. Prior to joining ACS, Mr. Rich served as a Vice President of Citibank N.A. from March 1986 through June 1989. Mr. Rich also serves as a director of Pegasus Solutions, Inc. where he is a member of the compensation committee.

Lynn R. Blodgett President	Mr. Blodgett has served as Executive Vice President and Group President — Commercial Solutions of ACS since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity that ACS acquired in 1996).

John H. Rexford Vice President	Mr. Rexford has served as Executive Vice President Corporate Development of ACS since March 2001. Prior to that date Mr. Rexford served as a Senior Vice President in ACS’ mergers and acquisitions area from November 1996 until March 2001.

David Jarrett Vice President	Mr. Jarrett has served as Senior Vice President — Workplace Resources of ACS since January 2003. Prior to that date, from December 1989 through January 2003, Mr. Jarrett served ACS in various capacities, including Vice President — Real Estate.

Present Principal Occupation or Employment
Name and Position	and Employment History

William L. Deckelman, Jr. Vice President, Secretary and Director	Mr. Deckelman has served as Executive Vice President, Corporate Secretary and General Counsel of ACS since March 2000. From March 2000 until September 2003 Mr. Deckelman served as one of ACS’ directors. From May 1995 to March 2000 Mr. Deckelman was in private law practice, and was a shareholder in the law firm of Munsch Hardt Kopf & Harr, P.C. in Austin, Texas from January 1996 until March 2000. Previously, Mr. Deckelman served as ACS’ Executive Vice President, Secretary and General Counsel from November 1993 until May 1995 and as ACS’ Senior Vice President, Secretary and General Counsel from February 1989 through November 1993.

Nancy P. Vineyard Treasurer	Ms. Vineyard has served as Senior Vice President — Treasurer of ACS since April 2001. Prior to that date Ms. Vineyard served as Vice President — Treasurer of ACS from September 1996 until April 2001.

Wayne R. Lewis Assistant Secretary	Mr. Lewis has served as Senior Vice President — Group Counsel of ACS since January 2003. Prior to that date Mr. Lewis served as Vice President — Corporate Counsel of ACS from April 2000 until January 2003. Prior to joining ACS Mr. Lewis was in private law practice in Dallas, Texas for approximately 17 years.

Cynthia L. Hageman Assistant Secretary	Ms. Hageman has served as Vice President – Corporate Counsel of ACS since September 2003. Prior to that date Ms. Hageman was in private law practice with Akin, Gump, Strauss, Hauer & Feld, LLP in Dallas, Texas from September 1999 until September 2003.

2.	Directors and Executive Officers of ACS

      The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of ACS are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Affiliated Computer Services, Inc., 2828 North Haskell, Dallas, Texas 75204. All directors and officers listed below are citizens of the United States.

Present Principal Occupation or Employment
Name and Position	and Employment History

Jeffrey A. Rich Chief Executive Officer and Director	Mr. Rich has served as a director of ACS since August 1991 and as its Chief Executive Officer since February 1999. Mr. Rich also served as President from April 1995 until August 2002 and as Chief Operating Officer from April 1995 until February 1999. Mr. Rich joined ACS in 1989 as Senior Vice President and Chief Financial Officer and was named Executive Vice President in 1991. Prior to joining ACS, Mr. Rich served as a Vice President of Citibank N.A. from March 1986 through June 1989. Mr. Rich also serves as a director of Pegasus Solutions, Inc. where he is a member of the compensation committee.

Mark A. King President, Chief Operating Officer and Director	Mr. King has served as a director of ACS since October 1996. Mr. King has served as ACS’ President and Chief Operating Officer since August 2002 and had served as Chief Operating Officer since March 2001. Prior to that date he had served as Executive Vice President and Chief Financial Officer since May 1995. Mr. King joined ACS in November 1988 as Chief Financial Officer of various subsidiaries. Prior to joining ACS, Mr. King was Vice President and Assistant Controller of MTech Corp.

Lynn R. Blodgett Executive Vice President and Group President — Commercial Solutions	Mr. Blodgett has served as Executive Vice President and Group President — Commercial Solutions of ACS since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity that ACS acquired in 1996).

Harvey Braswell Executive Vice President and Group President — State Healthcare	Mr. Braswell has served as Executive Vice President and Group President — State Healthcare of ACS since March 2003. Prior to that date, Mr. Braswell served as ACS’ Executive Vice President and Group President — Government Services Group from March 2001 until March 2003, and from December 1995 until March 2001, he was an officer of ACS Enterprise Solutions, Inc. (formerly known as Business Records Corporation, an entity that ACS acquired in 1998).

Present Principal Occupation or Employment
Name and Position	and Employment History

John M. Brophy Executive Vice President and Group President — State and Local Solutions	Mr. Brophy has served as Executive Vice President and Group President — State and Local Solutions of ACS since August 2001. From 1988 until August 2001, Mr. Brophy served both as President of Lockheed Martin IMS Corporation (an entity ACS acquired in August 2001) and as an elected corporate officer of Lockheed Martin Corporation.

William L. Deckelman, Jr. Executive Vice President, Corporate Secretary and General Counsel	Mr. Deckelman has served as Executive Vice President, Corporate Secretary and General Counsel of ACS since March 2000. From March 2000 until September 2003 Mr. Deckelman served as one of ACS’ directors. From May 1995 to March 2000 Mr. Deckelman was in private law practice, and was a shareholder in the law firm of Munsch Hardt Kopf & Harr, P.C. in Austin, Texas from January 1996 until March 2000. Previously, Mr. Deckelman served as ACS’ Executive Vice President, Secretary and General Counsel from November 1993 until May 1995 and as ACS’ Senior Vice President, Secretary and General Counsel from February 1989 through November 1993.

Warren D. Edwards Executive Vice President and Chief Financial Officer	Mr. Edwards has served as Executive Vice President and Chief Financial Officer of ACS since March 21, 2001. From September 1996 to March 2001, Mr. Edwards served as Senior Vice President, Finance and Accounting of ACS. In addition to other industry experience, Mr. Edwards also served for approximately six (6) years on the audit staff of PricewaterhouseCoopers LLP.

John H. Rexford Executive Vice President Corporate Development	Mr. Rexford has served as Executive Vice President Corporate Development of ACS since March 2001. Prior to that date Mr. Rexford served as a Senior Vice President in ACS’ mergers and acquisitions area from November 1996 until March 2001.

Donald G. Liedtke Executive Vice President	Mr. Liedtke has served as an Executive Vice President of ACS since October 2001. Prior to that date, Mr. Liedtke served as Chief Information Officer of Neptune Orient Lines/ American Presidents Line from January 2000 through October 2001, as Chief Information Officer of Packard Bell NEC from June 1998 to October 1999, and as Chief Information Officer of Guarantee Life Companies from January 1995 until November 1997.

Present Principal Occupation or Employment
Name and Position	and Employment History

Darwin Deason Chairman of the Board	Mr. Deason has served as Chairman of the Board of ACS since its formation in 1988. Mr. Deason also served as Chief Executive Officer of ACS from its formation until February 1999. Prior to ACS’ formation, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech’s Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and also serving on the boards of various subsidiaries of MTech and MCorp.

Joseph P. O’Neill Director	Mr. O’Neill has served as a director of ACS since November 1994. Mr. O’Neill has served as President and Chief Executive Officer of Public Strategies Washington, Inc., a public affairs and consulting firm, since March 1991, and from 1985 through February 1991 he served as President of the National Retail Federation, a national association representing United States retailers.

Frank A. Rossi Director	Mr. Rossi has served as a director of ACS since November 1994. Mr. Rossi has served as Chairman of FAR Holdings Company, L.L.C., a private investment firm, since February 1994. Prior to that Mr. Rossi was employed by Arthur Andersen & Co. for over 35 years and, prior to his retirement in 1994, Mr. Rossi served in a variety of capacities for Arthur Andersen, including Managing Partner/ Chief Operating Officer and as a member of the firm’s Board of Partners and Executive Committee.

J. Livingston Kosberg Director	Mr. Kosberg has served as a director of ACS since September 2003. Mr. Kosberg previously served as a director of ACS from 1988-1991. Mr. Kosberg has been involved in a variety of industries including healthcare, finance, and construction and currently serves as an advisor to several investment funds. Since July 2004, Mr. Kosberg has been serving as a director of U.S. Physical Therapy, Inc. which operates outpatient physical and occupational therapy clinics. U.S. Physical Therapy is a publicly-traded company whose predecessor Mr. Kosberg founded in 1990 and served as CEO from its inception until May 1995, as Chairman of the Board until May 2001, previously as a director until February 2002 and as interim Chief Executive Officer from July 2004 until October 2004. Mr. Kosberg also serves as a director and is Chairman of the Board of Analytical Surveys, Inc., a geographic information systems’ services provider, where he is a member of the compensation committee and also served as interim Chief Executive Officer in March 2004.

Present Principal Occupation or Employment
Name and Position	and Employment History

Dennis McCuistion Director	Mr. McCuistion has served as a director of ACS since September 2003. For the past 27 years, Mr. McCuistion has been President of McCuistion & Associates, providing consulting services to banks and businesses. Since 1990, Mr. McCuistion has served as executive producer and host of the nationally syndicated, award-winning McCuistion Program on PBS. Mr. McCuistion has also been an instructor for the American Institute of Banking for twenty years, and has been a faculty member for the Graduate School of Banking of the South, the Graduate School of Banking in Madison, Wisconsin, and the Southwestern Graduate School of Banking at Southern Methodist University. He is also a member of the National Association of Corporate Directors and the International Association of Facilitators. Mr. McCuistion also serves as a director of UICI where he has been designated as lead independent director and is a member of the audit, nominating and governance and executive compensation committees.

      Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Superior common stock and any other required documents should be sent or delivered by each stockholder of Superior or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

MELLON INVESTOR SERVICES LLC

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      Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and address listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent and Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

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